                                                                   EXHIBIT 10.14


                               US Oncology, Inc.



                                  $100,000,000



                  8.42% Senior Secured Notes due November 2006



                               __________________

                            NOTE PURCHASE AGREEMENT
                               __________________



                            Dated November 24, 1999

                               TABLE OF CONTENTS

1.    AUTHORIZATION OF NOTES.............................................    1
2.    SALE AND PURCHASE OF NOTES.........................................    1
3.    CLOSING............................................................    2
4.    CONDITIONS TO CLOSING..............................................    2
4.1   Representations and Warranties.....................................    2
4.2   Performance; No Default............................................    2
4.3   Compliance Certificates............................................    2
4.4   Opinions of Counsel................................................    3
4.5   Purchase Permitted By Applicable Law, etc..........................    3
4.6   Sale of Other Notes................................................    3
4.7   Payment of Special Counsel Fees....................................    3
4.8   Private Placement Number...........................................    4
4.9   Changes in Corporate Structure.....................................    4
4.10  Proceedings and Documents..........................................    4
4.11  Execution and Delivery of Security Documents.......................    4
5.    REPRESENTATIONS AND WARRANTIES OF THE COMPANY......................    4
5.1   Organization; Power and Authority..................................    4
5.2   Authorization, etc.................................................    5
5.3   Disclosure.........................................................    5
5.4   Organization and Ownership of Shares of Subsidiaries; Affiliates...    5
5.5   Financial Statements...............................................    6
5.6   Compliance with Laws, Other Instruments, etc.......................    7
5.7   Governmental Authorizations, etc...................................    7
5.8   Litigation; Statutes and Orders....................................    7
5.9   Contracts..........................................................    8
5.10  Licenses; Approvals................................................    8
5.11  Labor Matters......................................................    9
5.12  Taxes..............................................................    9
5.13  Title to Property; Leases..........................................    9
5.14  Intellectual Property..............................................   10

5.15  Compliance with ERISA..............................................   10
5.16  Private Offering by the Company....................................   11
5.17  Use of Proceeds; Margin Regulations................................   11
5.18  Existing Indebtedness; Future Liens................................   12
5.19  Foreign Assets Control Regulations, etc............................   12
5.20  Status under Certain Statutes......................................   12
5.21  Environmental Matters..............................................   12
5.22  Solvency of the Company............................................   13
5.23  Year 2000 Compliance...............................................   13
5.24  No Defaults........................................................   13
6.    REPRESENTATIONS OF THE PURCHASER...................................   14
6.1   Purchase for Investment............................................   14
6.2   Source of Funds....................................................   14
7.    INFORMATION AS TO THE COMPANY......................................   15
7.1   Financial and Business Information.................................   15
7.2   Officer's Certificate..............................................   18
7.3   Inspection.........................................................   18
8.    PREPAYMENT OF THE NOTES............................................   19
8.1   Required Prepayments...............................................   19
8.2   Optional Prepayments with Make-Whole Amount........................   19
8.3   Allocation of Partial Prepayments..................................   19
8.4   Maturity; Surrender, etc...........................................   20
8.5   Purchase of Notes..................................................   20
8.6   Make-Whole Amount..................................................   20
8.7   Change in Control..................................................   21
9.    AFFIRMATIVE COVENANTS..............................................   22
9.1   Compliance with Law................................................   22
9.2   Insurance..........................................................   23
9.3   Maintenance of Properties..........................................   23
9.4   Payment of Taxes and Claims........................................   23
9.5   Corporate Existence, etc...........................................   23
9.6   Additional Subsidiaries............................................   24

9.7   Notes to Rank Pari Passu...........................................   24
9.8   Notices Regarding Company Affiliated Physician Groups..............   24
10.   NEGATIVE COVENANTS.................................................   24
10.1  Transactions with Affiliates.......................................   24
10.2  Merger, Consolidation, etc.........................................   25
10.3  Sale of Assets.....................................................   25
10.4  Conduct of Business................................................   26
10.5  Liens..............................................................   26
10.6  Maintenance of Consolidated Net Worth..............................   28
10.7  Limitation on Debt.................................................   28
10.8  Minimum Fixed Charge Coverage......................................   28
10.9  Restricted Payments................................................   28
10.10 Permitted Investments..............................................   28
10.11 Priority Debt......................................................   29
10.12 Subsidiary Debt....................................................   30
10.13 Hospital Joint Venture.............................................   30
11.   EVENTS OF DEFAULT..................................................   31
12.   REMEDIES ON DEFAULT, ETC...........................................   33
12.   Acceleration.......................................................   33
12.2  Other Remedies.....................................................   34
12.3  Rescission.........................................................   34
12.4  No Waivers or Election of Remedies, Expenses, etc..................   34
13.   INTENTIONALLY OMITTED..............................................   34
14.   REGISTRATION; EXCHANGE; SUBSTITUTION OF NOTES......................   34
14.1  Registration of Notes..............................................   34
14.2  Transfer and Exchange of Notes.....................................   35
14.3  Replacement of Notes...............................................   35
15.   PAYMENTS ON NOTES..................................................   36
15.1  Place of Payment...................................................   36
15.2  Home Office Payment................................................   36
16.   EXPENSES, ETC......................................................   36
16.1  Transaction Expenses...............................................   36

16.2  Survival...........................................................   37
17.   SURVIVAL OF REPRESENTATIONS AND WARRANTIES; ENTIRE AGREEMENT.......   37
18.   AMENDMENT AND WAIVER...............................................   37
18.1  Requirements.......................................................   37
18.2  Solicitation of Holders of Notes...................................   38
18.3  Binding Effect, etc................................................   38
18.4  Notes held by Company, etc.........................................   38
19.   NOTICES............................................................   39
20.   REPRODUCTION OF DOCUMENTS..........................................   39
21.   CONFIDENTIAL INFORMATION...........................................   39
22.   SUBSTITUTION OF PURCHASER..........................................   40
23.   MISCELLANEOUS......................................................   41
23.1  Successors and Assigns.............................................   41
23.2  Payments Due on Non-Business Days..................................   41
23.3  Severability.......................................................   41
23.4  Construction.......................................................   41
23.5  Counterparts.......................................................   41
23.6  Governing Law......................................................   42
23.7  Waiver of Trial by Jury............................................   42

                               US ONCOLOGY, INC.
                       16825 Northchase Drive, Suite 1300
                              Houston, Texas 77060


                  8.42% Senior Secured Notes due November 2006


                                                            November 24, 1999

TO EACH OF THE PURCHASERS LISTED IN
    THE ATTACHED SCHEDULE A

Ladies and Gentlemen:

    US Oncology, Inc., a Delaware corporation (the "COMPANY"), agrees with you as follows:

1.  AUTHORIZATION OF NOTES.

    The Company will authorize the issue and sale of $100,000,000 aggregate principal amount of its 8.42% Senior Secured Notes due November 2006 (the "NOTES"), such term to include any such notes issued in substitution therefor pursuant to Section 14 of this Agreement or the Other Note Agreements (as hereinafter defined). The Notes shall be substantially in the form set out in
Exhibit I, with such changes therefrom, if any, as may be approved by you and the Company. In connection with the issuance and sale of the Notes, the Company and certain of its subsidiaries will execute and deliver a Security Agreement, a Guaranty Agreement and a Guarantors' Security Agreement, all as further specified herein. Certain capitalized terms used in this Agreement are defined in Schedule B; references to a "Schedule" or an "Exhibit" are, unless otherwise specified, to a Schedule or an Exhibit attached to this Agreement.

2.  SALE AND PURCHASE OF NOTES.

    Subject to the terms and conditions of this Agreement, the Company will issue and sell to you and you will purchase from the Company, at the Closing provided for in Section 3, Notes in the principal amount specified opposite your name in Schedule A at the purchase price of 100% of the principal amount thereof. Contemporaneously with entering into this Agreement, the Company is entering into separate Note Purchase Agreements identical with this Agreement with each of the other purchasers named in Schedule A (the "OTHER PURCHASERS"), providing for the sale at such Closing to each of the Other Purchasers of Notes in the principal amount specified opposite its name in Schedule A (each other Note Purchase Agreement is collectively referred to herein as the "OTHER NOTE AGREEMENTS"). Your obligation hereunder and the obligations of the Other Purchasers under the Other Note Agreements are several and not joint obligations and you shall have no obligation under any Other Note Agreement and no liability to any Person for the performance or non-performance by any Other Purchaser thereunder.

3.  CLOSING

    The sale and purchase of the Notes to be purchased by you and the Other Purchasers shall occur at the offices of Locke Liddell & Sapp LLP, 2200 Ross Avenue, Suite 2200, Dallas, Texas 75201, at 10:00 a.m., local time, at a closing (the "CLOSING") on November 24, 1999 or on such other Business Day thereafter on or prior to November 30, 1999 as may be agreed upon by the Company and you and the Other Purchasers. At the Closing the Company will deliver to you the Notes to be purchased by you in the form of a single Note (or such greater number of Notes in denominations of at least $100,000 as you may request) dated the date of the Closing and registered in your name (or in the name of your nominee), against delivery by you by wire transfer of immediately available funds for the account of the Company to account number 2000001210622 at First Union National Bank, Charlotte, North Carolina, ABA No. 053000219 of the amount set forth opposite your name on Schedule A. If at the Closing the Company shall fail to tender such Notes to you as provided above in this Section 3, or any of the conditions specified in Section 4 shall not have been fulfilled to your satisfaction, you shall, at your election, be relieved of all further obligations under this Agreement, without thereby waiving any rights you may have by reason of such failure or such nonfulfillment.

4.  CONDITIONS TO CLOSING.

    Your obligation to purchase and pay for the Notes to be sold to you at the Closing is subject to the fulfillment to your satisfaction, prior to or at the Closing of the following conditions:

4.1 REPRESENTATIONS AND WARRANTIES.

    The representations and warranties of the Company in this Agreement shall be correct when made and at the time of the Closing.

4.2 PERFORMANCE; NO DEFAULT.

    The Company shall have performed and complied with all agreements and conditions contained in this Agreement required to be performed or complied with by it prior to or at the Closing and after giving effect to the issue and sale of the Notes (and the application of the proceeds thereof as contemplated by Schedule 5.17), no Default or Event of Default shall have occurred and be continuing. Neither the Company nor any Subsidiary shall have entered into any transaction since June 30, 1999 that would have been prohibited by Section 10 hereof had such Section applied since such date.

4.3 COMPLIANCE CERTIFICATES.

(a) Officer's Certificate. The Company shall have delivered to you an Officer's Certificate, dated the date of the Closing, certifying that the conditions specified in Sections 4.1, 4.2 and 4.9 have been fulfilled.

(b) Secretary's Certificate. The Company and each Subsidiary (other than the Excluded Subsidiaries) shall have delivered to you a certificate certifying as to the resolutions attached thereto and other corporate proceedings relating to the authorization, execution and delivery of the Notes, the Other Note Agreements and the Security Documents.

4.4 OPINIONS OF COUNSEL.

    You shall have received opinions in form and substance satisfactory to you, dated the date of the Closing (a) from Bass, Berry & Sims PLC, counsel for the Company, covering the matters set forth in Exhibit 4.4(a) and covering such other matters incident to the transactions contemplated hereby as you or your counsel may reasonably request (and the Company hereby instructs its counsel to deliver such opinion to you) and (b) from Locke Liddell & Sapp LLP, your special counsel in connection with such transactions, substantially in the form set forth in Exhibit 4.4(b) and covering such other matters incident to such transactions as you may reasonably request.

4.5 PURCHASE PERMITTED BY APPLICABLE LAW, ETC.

    On the date of the Closing your purchase of Notes shall (i) be permitted by the laws and regulations of each jurisdiction to which you are subject, without recourse to provisions (such as Section 1405(a)(8) of the New York Insurance
Law) permitting limited investments by insurance companies without restriction as to the character of the particular investment, (ii) not violate any applicable law or regulation (including, without limitation, Regulation G, T or X of the Board of Governors of the Federal Reserve System) and (iii) not subject you to any tax, penalty or liability under or pursuant to any applicable law or regulation, which law or regulation was not in effect on the date hereof. If requested by you, you shall have received an Officer's Certificate certifying as to such matters of fact as you may reasonably specify to enable you to determine whether such purchase is so permitted.

4.6 SALE OF OTHER NOTES.

    Contemporaneously with the Closing, the Company shall sell to the Other Purchasers and the Other Purchasers shall purchase the Notes to be purchased by them at the Closing as specified in Schedule A.

4.7 PAYMENT OF SPECIAL COUNSEL FEES.

    Without limiting the provisions of Section 16.1, the Company shall have paid on or before the Closing the fees, charges and disbursements of your special counsel referred to in Section 4.4(b) to the extent reflected in a statement of such counsel rendered to the Company prior to the Closing.

4.8 PRIVATE PLACEMENT NUMBER.

    A Private Placement number issued by Standard & Poor's CUSIP Service Bureau (in cooperation with the Securities Valuation Office of the National Association of Insurance Commissioners) shall have been obtained for the Notes.

4.9 CHANGES IN CORPORATE STRUCTURE.

    Except as specified in Schedule 4.9, the Company shall not have changed its jurisdiction of incorporation or been a party to any merger or consolidation and shall not have succeeded to all or any substantial part of the liabilities of any other entity, at any time following the date of the most recent financial statements referred to in Schedule 5.5.

4.10  PROCEEDINGS AND DOCUMENTS.

    All corporate and other proceedings in connection with the transactions contemplated by this Agreement and all documents and instruments incident to such transactions shall be satisfactory to you and your special counsel, and you and your special counsel shall have received all such counterpart originals or certified or other copies of such documents as you or they may reasonably request.

4.11  EXECUTION AND DELIVERY OF SECURITY DOCUMENTS.

    The Company and the Subsidiaries (other than the Excluded Subsidiaries and AOR Synthetic Real Estate, Inc.) shall have executed and delivered to the Collateral Agent, for your benefit and for the benefit of the Other Purchasers, the Security Documents, to the extent a party thereto, and such agreements shall be in full force and effect.

5.  REPRESENTATIONS AND WARRANTIES OF THE COMPANY.

    The Company represents and warrants to you that:

5.1 ORGANIZATION; POWER AND AUTHORITY.

    The Company is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, and is duly qualified as a foreign corporation and is in good standing in each jurisdiction in which such qualification is required by law, other than those jurisdictions as to which the failure to be so qualified or in good standing could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Company has the corporate power and authority to own or hold under lease the properties it purports to own or hold under lease, to transact the business it transacts and proposes to transact, to execute and deliver this Agreement, the Other Note Agreements, the Notes and the Security Documents and to perform the provisions hereof and thereof.

5.2 AUTHORIZATION, ETC.

    This Agreement, the Other Note Agreements, the Notes and the Security Documents have been duly authorized by all necessary corporate action on the part of the Company and each Subsidiary (other than the Excluded Subsidiaries), and this Agreement and the Other Note Agreements constitute, and upon execution and delivery thereof each Note and Security Document will constitute, a legal, valid and binding obligation of the Company or its Subsidiaries (other than Excluded Subsidiaries), as the case may be, enforceable against the Company or such Subsidiary, in accordance with its terms, except as such enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws affecting the enforcement of creditors' rights generally and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

5.3 DISCLOSURE.

    The Company, through its agents, Banc One Capital Markets, Inc. and First Union Capital Markets Corp., has delivered to you and each Other Purchaser a copy of a Confidential Offering Memorandum, dated August 1999, which is deemed to incorporate the most recent periodic and current reports filed under the Exchange Act (the "MEMORANDUM"), relating to the transactions contemplated hereby. The Memorandum fairly describes, in all material respects, the general nature of the business and principal properties of the Company and its Subsidiaries. Except as disclosed in Schedule 5.3, this Agreement, the Other Note Agreements, the Memorandum, the documents, certificates or other writings delivered to you by or on behalf of the Company in connection with the transactions contemplated hereby and the financial statements listed in Schedule 5.5, taken as a whole, do not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein not misleading in light of the circumstances under which they were made. Except as disclosed in the Memorandum or as expressly described in Schedule 5.3, or in one of the documents, certificates or other writings identified therein, or in the financial statements listed in Schedule 5.5, since January 1, 1999, there has been no change in the financial condition, operations, business, properties or prospects of the Company, any Subsidiary or, to the knowledge of the Company, any Company Affiliated Physician Group, except changes that individually or in the aggregate could not reasonably be expected to have a Material Adverse Effect. There is no fact known to the Company that it expects to have a Material Adverse Effect that has not been set forth herein or in the Memorandum or in the other documents, certificates and other writings, delivered to you by or on behalf of the Company specifically for use in connection with the transactions contemplated hereby.

5.4 ORGANIZATION AND OWNERSHIP OF SHARES OF SUBSIDIARIES; AFFILIATES.

        (a) Schedule 5.4 contains (except as noted therein) complete and correct lists (i) of the Company's Subsidiaries, showing, as to each Subsidiary, the correct name thereof, the jurisdiction of its organization, and the percentage of shares of each class of its capital stock or similar equity interests outstanding owned by the Company and each other Subsidiary, (ii) of the Company's Affiliates, other than Subsidiaries, and (iii) of the Company's directors and senior officers.

        (b) All of the outstanding shares of capital stock or similar equity interests of each Subsidiary shown in Schedule 5.4 as being owned by the Company and its Subsidiaries have been validly issued, are fully paid and nonassessable and are owned by the Company or another Subsidiary free and clear of any Lien (except as otherwise disclosed in Schedule 5.4).

        (c) Each Subsidiary identified in Schedule 5.4 is a corporation or other legal entity duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, and is duly qualified as a foreign corporation or other legal entity and is in good standing in each jurisdiction in which such qualification is required by law, other than those jurisdictions as to which the failure to be so qualified or in good standing could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Each such Subsidiary has the corporate or other power and authority to own or hold under lease the properties it purports to own or hold under lease and to transact the business it transacts and proposes to transact.

        (d) No Subsidiary is a party to, or otherwise subject to any legal restriction or any agreement (other than this Agreement, the agreements listed on Schedule 5.4 and customary limitations imposed by corporate law statutes) restricting the ability of such Subsidiary to pay dividends out of profits or make any other similar distributions of profits to the Company or any of its Subsidiaries that owns outstanding shares of capital stock or similar equity interests of such Subsidiary.

        (e) Schedule 5.4 sets forth each physician group or entity with which the Company or any of the Subsidiaries is affiliated, either through a management or service agreement or other arrangement (the "Company Affiliated Physician Groups"). To the knowledge of the Company, Schedule 5.4 also sets forth the number of physicians employed by each such Company Affiliated Physician Group as of July 31, 1999 (collectively, the "Company Affiliated Physicians" and, together with the Company Affiliated Physician Groups, the "Company Affiliated Providers"). The Company has made available to you and the Other Purchasers true and correct copies of the material documents (i) by which each Company Affiliated Physician Group became affiliated with the Company or one of its Subsidiaries and (ii) that currently define and set forth the material terms of affiliation between the Company or one of its Subsidiaries and each Company Affiliated Physician Group.

5.5 FINANCIAL STATEMENTS.

    The Company has delivered to you and to each Other Purchaser copies of the financial statements of the Company and its Subsidiaries listed on Schedule 5.5. All of said financial statements (including in each case the related schedules and notes) fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries as of the respective dates specified in such Schedule and the consolidated results of their operations and cash flows for the respective periods so specified and have been prepared in accordance with GAAP consistently applied throughout the periods involved except as set forth in the notes thereto (subject, in the case of any interim financial statements, to normal year-end adjustments).

5.6 COMPLIANCE WITH LAWS, OTHER INSTRUMENTS, ETC.

    The execution, delivery and performance by the Company and its Subsidiaries of this Agreement, the Other Note Agreements, the Notes and the Security Documents (to the extent a party thereto) will not (i) contravene, result in any breach of, or constitute a default under, or result in the creation of any Lien (except for the Liens granted pursuant to the Security Documents) in respect of any property of the Company or any Subsidiary under, any indenture, mortgage, deed of trust, loan, purchase or credit agreement, lease, corporate charter or by-laws, or any other agreement or instrument to which the Company or any Subsidiary is bound or by which the Company or any Subsidiary or any of their respective properties may be bound or affected, (ii) conflict with or result in a breach of any of the terms, conditions or provisions of any order, judgment, decree, or ruling of any court, arbitrator or Governmental Authority applicable to the Company, any Subsidiary or, to the knowledge of the Company, any Company Affiliated Physician Group or (iii) violate any provision of any statute or other rule or regulation of any Governmental Authority applicable to the Company, any Subsidiary or, to the knowledge of the Company, any Company Affiliated Physician Group.

5.7 GOVERNMENTAL AUTHORIZATIONS, ETC.

    No consent, approval or authorization of, or registration, filing or declaration with, any Governmental Authority is required on the part of the Company or any Subsidiary in connection with the execution, delivery or performance by the Company and its Subsidiaries of this Agreement, the Other Note Agreements, the Notes or the Security Documents (other than the filing of UCC-1 financing statements, as contemplated by the Security Documents).

5.8 LITIGATION; STATUTES AND ORDERS.

    Except as disclosed on Schedule 5.8,

     (a) There are no actions, suits, proceedings or governmental investigations pending or, to the knowledge of the Company, threatened against or affecting the Company or any Subsidiary or any property of the Company or any Subsidiary in any court or before any arbitrator of any kind or before or by any Governmental Authority that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect nor are there any facts, conditions or incidents that are reasonably likely to result in any such action, suit, proceeding or investigation. In addition, there is no action, suit, proceeding, claim, investigation or hearing pending, or to the knowledge of the Company, threatened against or affecting any Company Affiliated Physician Group or Company Affiliated Provider, or any of their respective assets that has or that individually or in the aggregate could be reasonably expected to have a Material Adverse Effect. Neither the Company, nor any Subsidiary nor, to the knowledge of the

Company, any Company Affiliated Physician Group is subject to or in default with respect to any writ, order, judgment, injunction or decree that has or that, individually or in the aggregate, would have a Material Adverse Effect.

     (b) Except as would not be reasonably expected to have a Material Adverse Effect, neither the Company nor any Subsidiary nor, to the knowledge of the Company, any Company Affiliated Physician Group, has engaged in any prohibited activities under or is in violation or has received any notices, written or oral, of violations of, federal, state or local laws, regulations or ordinances relating to its business and operations, including, without limitation, the Occupational Safety and Health Act, the Americans with Disabilities Act, the applicable Medicare and Medicaid statutes and regulations and ordinances promulgated thereunder, including, without limitation, the Anti-Fraud and Abuse Amendments to the Medicare and Medicaid statutes, any applicable state or federal physician self-referral laws, and any state prohibited corporate practice of medicine or fee-splitting laws or regulations, and no written notice of any pending inspection or inquiry of a violation of any such law, regulation or ordinance has been received by the Company or any Subsidiary or, to the knowledge of the Company, any Company Affiliated Physician Group.

5.9 CONTRACTS.

     Except as disclosed on Schedule 5.9, all contracts, leases, agreements and arrangements, material to the operation and business of the Company, to which the Company or any of the Subsidiaries or, to the knowledge of the Company, any Company Affiliated Physician Group is a party, including, but not limited to, management services agreements with Company Affiliated Physician Groups and covenants not to compete with Company Affiliated Providers, are legally valid, binding and enforceable in accordance with their terms and are in full force and effect. The Company, each Subsidiary and, to the Company's knowledge, each Company Affiliated Physician Group, has complied and, to the knowledge of the Company, all other parties to such contracts, leases, agreements and arrangements have complied with the provisions of such contracts, leases, agreements and arrangements, and to the knowledge of the Company, no party is in default thereunder, and no event has occurred which, but for the passage of time or the giving of notice or both, would constitute a default thereunder, except, in each case, where the invalidity of the lease, contract, agreement or arrangement or the default or breach thereunder or thereof, as applicable, would not, individually or in the aggregate, have a Material Adverse Effect.

5.10  LICENSES; APPROVALS.

     The Company and each Subsidiary and, to the knowledge of the Company, each Company Affiliated Physician Group, hold all licenses, permits, certificates of need and other regulatory approvals required or necessary to be applied for or obtained in connection with their businesses as presently conducted or as proposed to be conducted, except where the failure to obtain or hold such license, permit, certificate of need or regulatory approval would not have a Material Adverse Effect. All such licenses, permits, certificates of need and other regulatory approvals related to the business, operations and facilities of the Company and each Subsidiary and, to the knowledge of the Company, each Company Affiliated Physician Group, are in full force and effect, except where any failure of such license, certificate of need or regulatory approval to be in full force and effect would not have a Material Adverse Effect. Any and all past litigation concerning such licenses, certificates of need and regulatory approvals, including all claims and causes of action raised therein, has been finally adjudicated. No such license, certificate of need or regulatory approval has been revoked, conditioned (except as may be customary), limited or restricted (except as may be customary), and no action (equitable, legal or administrative), arbitration or other process is pending or, to the knowledge of the Company, threatened which in any way challenges the validity of or seeks to revoke, condition or restrict any such license, permit, certificate of need, or regulatory approval. To the knowledge of the Company, the Company Affiliated Physician Groups, where applicable, have current valid provider contracts with both Medicare and Medicaid. The Company is not aware of any reasons why the Company, the Subsidiaries or (without independent investigation) any Company Affiliated Physician Group would be prevented from participating in the Medicare or Medicaid Programs.

5.11  LABOR MATTERS.

     Neither the Company nor any of its Subsidiaries nor, to the knowledge of the Company, any Company Affiliated Physician Group is a party to any collective bargaining agreement or other labor union contract applicable to persons employed by the Company or any such Subsidiary or any Company Affiliated Physician Group, and, to the knowledge of the Company, there are no activities or proceedings of any labor union or any such employees to organize any such employees.

5.12  TAXES.

    The Company and its Subsidiaries have filed all tax returns that are required to have been filed in any jurisdiction, and have paid all taxes shown to be due and payable on such returns and all other taxes and assessments levied upon them or their properties, assets, income or franchises, to the extent such taxes and assessments have become due and payable and before they have become delinquent, except for any taxes and assessments (i) the amount of which is not individually or in the aggregate Material or (ii) the amount, applicability or validity of which is currently being contested in good faith by appropriate proceedings and with respect to which the Company or a Subsidiary, as the case may be, has established adequate reserves in accordance with GAAP. The Company knows of no basis for any other tax or assessment that could reasonably be expected to have a Material Adverse Effect. The charges, accruals and reserves on the books of the Company and its Subsidiaries in respect of federal, state or other taxes for all fiscal periods are adequate. The federal income tax liabilities of the Company and its Subsidiaries have been determined by the Internal Revenue Service and paid for all fiscal years up to and including the fiscal year ended December 31, 1998.

5.13  TITLE TO PROPERTY; LEASES.

    The Company and its Subsidiaries have good and marketable title to their respective properties that individually or in the aggregate are Material, including all such properties reflected in the most recent audited balance sheet referred to in Section 5.5 or purported to have been acquired by the Company or any Subsidiary after said date (except as sold or otherwise disposed of in the ordinary course of business), in each case free and clear of Liens prohibited by this Agreement. All leases that individually or in the aggregate are Material are valid and subsisting and are in full force and effect in all material respects.

5.14  INTELLECTUAL PROPERTY.

     Except as disclosed in Schedule 5.14,

     (a) The Company and its Subsidiaries own or possess all franchises, authorizations, patents, copyrights, service marks, trademarks and trade names, or rights thereto, that individually or in the aggregate are Material, without known conflict with the rights of others;

     (b) To the knowledge of the Company, no product of the Company infringes in any material respect any license, permit, franchise, authorization, patent, copyright, service mark, trademark, trade name or other right owned by any other Person; and

     (c) To the knowledge of the Company, there is no Material violation by any Person of any right of the Company or any of its Subsidiaries with respect to any patent, copyright, service mark, trademark, trade name or other right owned or used by the Company or any of its Subsidiaries.

5.15  COMPLIANCE WITH ERISA.

     (a) The Company and each ERISA Affiliate have operated and administered each Plan in compliance with all applicable laws except for such instances of noncompliance as have not resulted in and could not reasonably be expected to result in a Material Adverse Effect. Neither the Company nor any ERISA Affiliate has incurred any liability pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans (as defined in Section 3 of ERISA), and no event, transaction or condition has occurred or exists that could reasonably be expected to result in the incurrence of any such liability by the Company or any ERISA Affiliate, or in the imposition of any Lien on any of the rights, properties or assets of the Company or any ERISA Affiliate, in either case pursuant to Title I or IV of ERISA or to such penalty or excise tax provisions or to Section 401(a)(29) or 412 of the Code, other than such liabilities or Liens as would not be individually or in the aggregate Material.

     (b) The present value of the aggregate benefit liabilities under each of the Plans (other than Multiemployer Plans), determined as of the end of such Plan's most recently ended plan year on the basis of the actuarial assumptions specified for funding purposes in such Plan's most recent actuarial valuation report, did not exceed the aggregate current value of the assets of such Plan allocable to such benefit liabilities. The term "BENEFIT LIABILITIES" has the meaning specified in section 4001 of ERISA and the terms "CURRENT VALUE" and "PRESENT VALUE" have the meaning specified in section 3 of ERISA.

     (c) The Company and its ERISA Affiliates have not incurred withdrawal liabilities (and are not subject to contingent withdrawal liabilities) under section 4201 or 4204 of ERISA in respect of Multiemployer Plans that individually or in the aggregate are Material.

     (d) The expected postretirement benefit obligation (determined as of the last day of the Company's most recently ended fiscal year in accordance with Financial Accounting Standards Board Statement No. 106, without regard to liabilities attributable to continuation coverage mandated by section 4980B of the Code) of the Company and its Subsidiaries is not Material.

     (e) The execution and delivery of this Agreement, the Other Note Agreements, the Security Documents and the issuance and sale of the Notes hereunder will not involve any transaction that is subject to the prohibitions of section 406 of ERISA or in connection with which a tax could be imposed pursuant to section 4975(c)(1)(A)-(D) of the Code. The representation by the Company in the first sentence of this Section 5.15(e) is made in reliance upon and subject to (i) the accuracy of your representation in Section 6.2 as to the sources of the funds used to pay the purchase price of the Notes to be purchased by you and (ii) the assumption, made solely for the purpose of making such representation, that Department of Labor Interpretive Bulletin 75-2 with respect to prohibited transactions remains valid in the circumstances of the transactions contemplated herein.

5.16  PRIVATE OFFERING BY THE COMPANY.

    Neither the Company nor anyone acting on its behalf has offered the Notes or any similar securities for sale to, or solicited any offer to buy any of the same from, or otherwise approached or negotiated in respect thereof with, any person other than you, the Other Purchasers and not more than 50 other Institutional Investors, each of which has been offered the Notes as a private sale for investment. Neither the Company nor anyone acting on its behalf has taken, or will take, any action that would subject the issuance or sale of the Notes to the registration requirements of Section 5 of the Securities Act.

5.17  USE OF PROCEEDS; MARGIN REGULATIONS.

    The Company will apply the proceeds of the sale of the Notes as set forth in
Schedule 5.17. No part of the proceeds from the sale of the Notes hereunder will be used, directly or indirectly, for the purpose of buying or carrying any margin stock within the meaning of Regulation U of the Board of Governors of the Federal Reserve System (12 CFR 207), or for the purpose of buying or carrying or trading in any securities under such circumstances as to involve the Company in a violation of Regulation X of said Board (12 CFR 224) or to involve any broker or dealer in a violation of Regulation T of said Board (12 CFR 220). Margin stock does not constitute more than 10% of the value of the consolidated assets of the Company and its Subsidiaries and the Company does not have any present intention that margin stock will constitute more than 10% of the value of such assets. As used in this Section, the terms "MARGIN STOCK" and "PURPOSE OF BUYING OR CARRYING" shall have the meanings assigned to them in said Regulation U.

5.18  EXISTING INDEBTEDNESS; FUTURE LIENS.

     (a) Except as described therein, Schedule 5.18 sets forth a complete and correct list of all outstanding Indebtedness of the Company and its Subsidiaries as of August 31, 1999, since which date there has been no Material change in the amounts, interest rates, sinking funds, installment payments or maturities of the Indebtedness of the Company or its Subsidiaries. Neither the Company nor any Subsidiary is in default and no waiver of default is currently in effect, in the payment of any principal or interest on any Indebtedness of the Company or such Subsidiary and no event or condition exists with respect to any Indebtedness of the Company or any Subsidiary that would permit (or that with notice or the lapse of time, or both, would permit) one or more Persons to cause such Indebtedness to become due and payable before its stated maturity or before its regularly scheduled dates of payment.

     (b) Except as disclosed in Schedule 5.18, neither the Company nor any Subsidiary has agreed or consented to cause or permit in the future (upon the happening of a contingency or otherwise) any of its property, whether now owned or hereafter acquired, to be subject to a Lien not permitted by Section 10.5.

5.19  FOREIGN ASSETS CONTROL REGULATIONS, ETC.

    Neither the sale of the Notes by the Company hereunder nor its use of the proceeds thereof will violate the Trading with the Enemy Act, as amended, or any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto.

5.20  STATUS UNDER CERTAIN STATUTES.

    Neither the Company nor any Subsidiary is subject to regulation under the Investment Company Act of 1940, as amended, the Public Utility Holding Company Act of 1935, as amended, the Interstate Commerce Act, as amended, or the Federal Power Act, as amended.

5.21  ENVIRONMENTAL MATTERS.

    Neither the Company nor any Subsidiary has knowledge of any claim or has received any notice of any claim, and no proceeding has been instituted raising any claim against the Company or any of its Subsidiaries or any of their respective real properties now or formerly owned, leased or operated by any of them or other assets, alleging any contamination of the environment or violation of any Environmental Laws, except, in each case, such as could not reasonably be expected to result in a Material Adverse Effect. Except as otherwise disclosed to you in writing,

     (a) neither the Company nor any Subsidiary has knowledge of any facts which would give rise to any claim, public or private, of violation of Environmental Laws or damage to the environment emanating from, occurring on or in any way related to real properties now or formerly owned, leased or operated by any of the Company or any Subsidiary or to other assets or their use, except, in each case, such as could not reasonably be expected to result in a Material Adverse Effect;

     (b) neither the Company nor any of Subsidiary has stored any Hazardous Materials on real properties now or formerly owned, leased or operated by any of them in a manner that is in violation of Environmental Laws and has not disposed of any Hazardous Materials in a manner contrary to any Environmental Laws in each case in any manner that could reasonably be expected to result in a Material Adverse Effect; and

     (c) all buildings on all real properties now owned, leased or operated by the Company or any of its Subsidiaries are in compliance with applicable Environmental Laws, except where failure to comply could not reasonably be expected to result in a Material Adverse Effect.

5.22  SOLVENCY OF THE COMPANY.

     The Company and each Significant Subsidiary is solvent, and the Company and all of its Subsidiaries collectively are solvent, in each case prior to and after giving effect to the issuance and sale of the Notes, and after taking into account any Indebtedness owing to the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries, upon giving effect to the transactions contemplated hereby, will be engaged in any business or transaction, or about to engage in any business or transaction, for which it has an unreasonably small capital, and the Company has no intent (a) to hinder, delay or defraud any entity to which it is, or will become, on or after the Closing, indebted, or (b) to incur debts that would be beyond its ability to pay as they mature. For purposes of this Section 5.22, a "Significant Subsidiary" shall mean any Subsidiary that accounts for 5% or more of the Company's revenues on a consolidated basis.

5.23  YEAR 2000 COMPLIANCE.

    All computer hardware, computer software and other systems or equipment that rely on, utilize or perform data or time processing that are owned or leased by the Company or any of its Subsidiaries Material to the business of the Company or any of its Subsidiaries will at all times function accordingly and in accordance with its specifications in processing time and date data prior to, during and after the calendar year 2000 and such hardware, software and systems will not cease to function, function abnormally or provide invalid or incorrect results as a result of processing time and date data, with values before, during and after calendar year 2000 including time and date data which represent or reference different centuries or more than one century ("Y2K Compliance") except where the failure to do so could not reasonably be expected to have a Material Adverse Effect. The Company has made inquiries of each of its and its Subsidiaries, Material vendors and other parties with which it has Material dealings regarding their Y2K

Compliance and the Company does not expect that any such noncompliance would have a Material Adverse Effect.

5.24  NO DEFAULTS.

     At the time of the Closing, there exists no Default or Event of Default.

6.  REPRESENTATIONS OF THE PURCHASER.

6.1 Purchase for Investment.

    You represent that you are purchasing the Notes for your own account or for one or more separate accounts maintained by you or for the account of one or more pension or trust funds and not with a view to the distribution thereof, provided that the disposition of your or their property shall at all times be within your or their control, subject to the provisions of Section 14.2 hereof. You understand that the Notes have not been registered under the Securities Act and may be resold only if registered pursuant to the provisions of the Securities Act or if an exemption from registration is available, except under circumstances where neither such registration nor such exemption is required by law, and that the Company is not required to register the Notes.

6.2 SOURCE OF FUNDS.

    You represent that at least one of the following statements is an accurate representation as to each source of funds (a "SOURCE") to be used by you to pay the purchase price of the Notes to be purchased by you hereunder:

     (a) if you are an insurance company, the Source is an "insurance company general account," as such term is defined in Department of Labor Prohibited Transaction Class Exemption 95-60 (issued July 12, 1995) ("PTCE 95-60"), and there is no employee benefit plan, treating as a single plan all plans maintained by the same employer (and affiliates thereof as defined in section V(a)(1) of PTCE 95-60) or by the same employee organization, with respect to which the amount of the general account reserves and liabilities for all contracts held by or on behalf of such plan, exceeds 10% of the total reserves and liabilities of such general account as determined under PTCE 95-60 (exclusive of separate account liabilities) plus surplus, as set forth in the National Association of Insurance Commissioners Annual Statement filed with your state of domicile; or

     (b) the Source is either (i) an insurance company pooled separate account, within the meaning of Prohibited Transaction Exemption ("PTE") 90-1 (issued January 29, 1990), or (ii) a bank collective investment fund, within the meaning of the PTE 91-38 (issued July 12, 1991) and, except as you have disclosed to the Company in writing pursuant to this paragraph (b), no employee benefit plan or group of plans maintained by the same employer or employee organization beneficially owns more than 10% of all assets allocated to such pooled separate account or collective investment fund; or

     (c) the Source constitutes assets of an "investment fund" (within the meaning of Part V of the QPAM Exemption) managed by a "qualified professional asset manager" or "QPAM" (within the meaning of Part V of the QPAM Exemption), no employee benefit plan's assets that are included in such investment fund, when combined with the assets of all other employee benefit plans established or maintained by the same employer or by an affiliate (within the meaning of Section V(c)(1) of the QPAM Exemption) of such employer or by the same employee organization and managed by such QPAM, exceed 20% of the total client assets managed by such QPAM, the conditions of Part 1(c) and (g) of the QPAM Exemption are satisfied, neither the QPAM nor a person controlling or controlled by the QPAM (applying the definition of "control" in Section V(e) of the QPAM Exemption) owns a 5 % or more interest in the Company and (i) the identity of such QPAM and (ii) the names of all employee benefit plans whose assets are included in such investment fund have been disclosed to the Company in writing pursuant to this paragraph (c); or

     (d) the Source is a governmental plan; or

     (e) the Source is one or more employee benefit plans, or a separate account or trust fund comprised of one or more employee benefit plans, each of which has been identified to the Company in writing pursuant to this paragraph (e); or

     (f) the Source does not include assets of any employee benefit plan, other than a plan exempt from the coverage of ERISA.

As used in this Section 6.2, the terms "EMPLOYEE BENEFIT PLAN," "GOVERNMENTAL PLAN," "PARTY IN INTEREST" and "SEPARATE ACCOUNT" shall have the respective meanings assigned to such terms in Section 3 of ERISA.

7.  INFORMATION AS TO THE COMPANY.

7.1  Financial and Business Information.

     The Company shall deliver to each holder of Notes that is an Institutional
Investor:

     (a) Quarterly Statements -- within 60 days after the end of each quarterly fiscal period in each fiscal year of the Company (other than the last quarterly fiscal period of each such fiscal year), duplicate copies of,

              (i) a consolidated balance sheet of the Company and its Subsidiaries as at the end of such quarter, and

              (ii) consolidated statements of income, changes in shareholders' equity and cash flows of the Company and its Subsidiaries, for such quarter and (in the case of the second and third quarters) for the portion of the fiscal year ending with such quarter, setting forth in each case in comparative form the figures for the corresponding periods in the previous fiscal year, all in reasonable detail, prepared in accordance with GAAP applicable to quarterly financial statements generally, and certified by a Senior Financial Officer as fairly presenting, in all material respects, the financial position of the companies being reported on and their results of operations and cash flows, subject to changes resulting from year-end adjustments, provided that delivery within the time period specified above of copies of the Company's Quarterly Report on Form 10-Q prepared in compliance with the requirements therefor and filed with the Securities and Exchange Commission shall be deemed to satisfy the requirements of this Section 7.1(a);

     (b) Annual Statements -- within 120 days after the end of each fiscal year of the Company, duplicate copies of,

              (i) a consolidated balance sheet of the Company and its Subsidiaries, as at the end of such year, and

              (ii) consolidated statements of income, changes in shareholders' equity and cash flows of the Company and its Subsidiaries, for such year,

setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail, prepared in accordance with GAAP, and accompanied

              (A) by an opinion thereon of independent certified public accountants of recognized national standing, which opinion shall state that such financial statements present fairly, in all material respects, the financial position of the companies being reported upon and their results of operations and cash flows and have been prepared in conformity with GAAP, and that the examination of such accountants in connection with such financial statements has been made in accordance with generally accepted auditing standards, and that such audit provides a reasonable basis for such opinion in the circumstances, and

              (B) a certificate of such accountants stating that they have reviewed this Agreement and stating further whether, in making their audit, they have become aware of any condition or event that then constitutes a Default or an Event of Default and, if they are aware that any such condition or event then exists, specifying the nature and period of the existence thereof (it being understood that such accountants shall not be liable, directly or indirectly, for any failure to obtain knowledge of any Default or Event of Default unless such accountants should have obtained knowledge thereof in making an audit in accordance with generally accepted auditing standards or did not make such an audit), such certificate to be in the form of Exhibit VI hereto, provided that the delivery within the time period specified above of the Company's Annual Report on Form 10-K for such fiscal year (together with the Company's annual report to shareholders, if any, prepared pursuant to Rule 14a-3 under the Exchange Act) prepared in accordance with the requirements therefor and filed with the Securities and Exchange Commission, together with the accountant's certificate described in clause (B) above, shall be deemed to satisfy the requirements of this Section 7.1(b);

     (c) SEC and Other Reports -- promptly upon their becoming available, one copy of (i) each financial statement, report, notice or proxy statement sent by the Company or any Subsidiary to its public securities holders generally, and
(ii) each regular or periodic report, each registration statement (without exhibits except as expressly requested by such holder), and each prospectus and all amendments thereto filed by the Company or any Subsidiary with the Securities and Exchange Commission and of all press releases and other statements made available generally by the Company or any Subsidiary to the public concerning developments that are Material;

     (d) Notice of Default or Event of Default -- promptly, and in any event within five days after a Responsible Officer becoming aware of the existence of any Default or Event of Default or that any Person has given any notice or taken any action with respect to a claimed default hereunder or that any Person has given any notice or taken any action with respect to a claimed default of the type referred to in Section 11(f), a written notice specifying the nature and period of existence thereof and what action the Company is taking or proposes to take with respect thereto;

     (e) ERISA Matters -- promptly, and in any event within five days after a Responsible Officer becoming aware of any of the following, a written notice setting forth the nature thereof and the action, if any, that the Company or an ERISA Affiliate proposes to take with respect thereto:

              (i) with respect to any Plan, any reportable event, as defined in section 4043(b) of ERISA and the regulations thereunder, for which notice thereof has not been waived pursuant to such regulations as in effect on the date hereof; or

              (ii) the taking by the PBGC of steps to institute, or the threatening by the PBGC of the institution of, proceedings under section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan, or the receipt by the Company or any ERISA Affiliate of a notice from a Multiemployer Plan that such action has been taken by the PBGC with respect to such Multiemployer Plan; or

              (iii) any event, transaction or condition that could result in the incurrence of any liability by the Company or any ERISA Affiliate pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans, or in the imposition of any Lien on any of the rights, properties or assets of the Company or any ERISA Affiliate pursuant to Title I or IV of ERISA or such penalty or excise tax provisions, if such liability or Lien, taken together with any other such liabilities or Liens then existing, could reasonably be expected to have a Material Adverse Effect;

     (f) Notices from Governmental Authority -- promptly, and in any event within 30 days of receipt thereof, copies of any notice to the Company or any Subsidiary from any federal or state Governmental Authority relating to any order, ruling, statute or other law or regulation that could reasonably be expected to have a Material Adverse Effect; and

     (g) Requested Information -- with reasonable promptness, such other data and information relating to the business, operations, affairs, financial condition, assets or properties of the Company or any of its Subsidiaries or relating to the ability of the Company to perform its obligations hereunder and under the Notes as from time to time may be reasonably requested by any such holder of Notes.

7.2 OFFICER'S CERTIFICATE.

     Each set of financial statements delivered to a holder of Notes pursuant to
Section 7.1(a) or Section 7.1(b) hereof shall be accompanied by a certificate of a Senior Financial Officer setting forth:

     (a) Covenant Compliance -- the information (including detailed calculations) required in order to establish whether the Company was in compliance with the requirements of Section 10.6 through Section 10.12 hereof, inclusive, during the quarterly or annual period covered by the statements then being furnished (including with respect to each such Section, where applicable, the calculations of the maximum or minimum amount, ratio or percentage, as the case may be, permissible under the terms of such Sections, and the calculation of the amount, ratio or percentage then in existence); and

     (b) Event of Default -- a statement that such officer has reviewed the relevant terms hereof and has made, or caused to be made, under his or her supervision, a review of the transactions and conditions of the Company and its Subsidiaries from the beginning of the quarterly or annual period covered by the statements then being furnished to the date of the certificate and that such review shall not have disclosed the existence during such period of any condition or event that constitutes a Default or an Event of Default or, if any such condition or event existed or exists (including, without limitation, any such event or condition resulting from the failure of the Company or any Subsidiary to comply with any Environmental Law), specifying the nature and period of existence thereof and what action the Company shall have taken or proposes to take with respect thereto.

7.3 INSPECTION.

    The Company shall permit the representatives of each holder of Notes that is an Institutional Investor:

     (a) No Default -- if no Default or Event of Default then exists, at the expense of such holder and upon reasonable prior notice to the Company, to annually visit the principal executive office of the Company, to discuss the affairs, finances and accounts of the Company and its Subsidiaries with the Company's officers, and (with the consent of the Company, which consent will not be unreasonably withheld) its independent public accountants, and (with the consent of the Company, which consent will not be unreasonably withheld) to visit the other offices and properties of the Company and each Subsidiary, all at such reasonable times and as often as may be reasonably requested in writing; and

     (b) Default -- if a Default or Event of Default then exists, at the expense of the Company, to visit and inspect any of the offices or properties of the Company or any Subsidiary, to examine all their respective books of account, records, reports and other papers, to make copies and extracts therefrom, and to discuss their respective affairs, finances and accounts with their respective officers and independent public accountants (and by this provision the Company authorizes said accountants to discuss the affairs, finances and accounts of the Company and its Subsidiaries), all at such times and as often as may be requested.

8.  PREPAYMENT OF THE NOTES.

8.1 REQUIRED PREPAYMENTS.

    On November 24, 2002 and on each November 24 thereafter to and including November 24, 2005 the Company will prepay $20,000,000 principal amount (or such lesser principal amount as shall then be outstanding) of the Notes at par and without payment of the Make-Whole Amount or any premium, provided that upon any partial prepayment of the Notes pursuant to Section 8.2 or purchase of the Notes permitted by Section 8.5 or 8.7, the principal amount of each required prepayment of the Notes becoming due under this Section 8.1 on and after the date of such prepayment or purchase shall be reduced in the same proportion as the aggregate unpaid principal amount of the Notes is reduced as a result of such prepayment or purchase. The entire outstanding principal amount of the Notes shall be due and payable on November 24, 2006.

8.2 OPTIONAL PREPAYMENTS WITH MAKE-WHOLE AMOUNT.

    The Company may, at its option, upon notice as provided below, prepay at any time all, or from time to time any part of, the Notes, in an amount not less than 5% of the aggregate principal amount of the Notes then outstanding in the case of a partial prepayment, at 100% of the principal amount so prepaid plus the Make-Whole Amount determined for the prepayment date with respect to such principal amount plus accrued interest on the Notes to be prepaid through the date of payment. The Company will give each holder of Notes written notice of each optional prepayment under this Section 8.2 not less than 30 days and not more than 60 days prior to the date fixed for such prepayment. Each such notice shall specify such date, the aggregate principal amount of the Notes to be prepaid on such date, the principal amount of each Note held by such holder to be prepaid (determined in accordance with Section 8.3), and the interest to be paid on the prepayment date with respect to such principal amount being prepaid, and shall be accompanied by a certificate of a Senior Financial Officer as to the estimated Make-Whole Amount due in connection with such prepayment (calculated as if the date of such notice was the date of the prepayment), setting forth the details of such computation. Two Business Days prior to such prepayment, the Company shall deliver to each holder of Notes a certificate of a Senior

Financial Officer specifying the calculation of such Make-Whole Amount as of the specified prepayment date.

8.3 ALLOCATION OF PARTIAL PREPAYMENTS.

    In the case of each partial prepayment of the Notes pursuant to Section 8.2, the principal amount of the Notes to be prepaid shall be allocated among all of the Notes at the time outstanding in proportion, as nearly as practicable, to the respective unpaid principal amounts thereof not theretofore called for prepayment.

8.4 MATURITY; SURRENDER, ETC.

    In the case of each prepayment of Notes pursuant to this Section 8, the principal amount of each Note to the extent the same is to be prepaid shall mature and become due and payable on the date fixed for such prepayment, together with interest on such principal amount accrued to such date and the applicable Make-Whole Amount, if any. From and after such date, unless the Company shall fail to pay such principal amount when so due and payable, together with the interest and Make-Whole Amount, if any, as aforesaid, interest on such principal amount shall cease to accrue. Any Note paid or prepaid in full shall be surrendered to the Company and canceled and shall not be reissued, and no Note shall be issued in lieu of any prepaid principal amount of any Note.

8.5 PURCHASE OF NOTES.

    The Company will not and will not permit any Affiliate to purchase, redeem, prepay or otherwise acquire, directly or indirectly, any of the outstanding Notes except upon the payment or prepayment of the Notes in accordance with the terms of this Agreement and the Notes. The Company will promptly cancel all Notes acquired by it or any Affiliate pursuant to any payment, prepayment or purchase of Notes pursuant to any provision of this Agreement and no Notes may be issued in substitution or exchange for any such Notes.

8.6 MAKE-WHOLE AMOUNT.

    The term "MAKE-WHOLE AMOUNT" means, with respect to any Note, an amount equal to the excess, if any, of the Discounted Value of the Remaining Scheduled Payments with respect to the Called Principal of such Note over the amount of such Called Principal, provided that the Make-Whole Amount may in no event be less than zero. For the purposes of determining the Make-Whole Amount, the following terms have the following meanings:

          "CALLED PRINCIPAL" means, with respect to any Note, the principal of such Note that is to be prepaid pursuant to Section 8.2 or has become or is declared to be immediately due and payable pursuant to Section 12.1, as the context requires.

          "DISCOUNTED VALUE" means, with respect to the Called Principal of any Note, the amount obtained by discounting all Remaining Scheduled Payments with respect to such

     Called Principal from their respective scheduled due dates to the Settlement Date with respect to such Called Principal, in accordance with accepted financial practice and at a discount factor (applied on the same periodic basis as that on which interest on the Notes is payable) equal to the Reinvestment Yield with respect to such Called Principal.

          "REINVESTMENT YIELD" means, with respect to the Called Principal of any Note, the yield to maturity implied by (i) the yields reported, as of 10:00 A.M. (New York City time) on the second Business Day preceding the Settlement Date with respect to such Called Principal, on the display designated as the "PX Screen" on the Bloomberg Financial Market Service (or such other display as may replace the PX Screen on the Bloomberg Financial Market Service) for actively traded U.S. Treasury securities having a maturity equal to the Remaining Average Life of such Called Principal as of such Settlement Date, plus 50 basis points or (ii) if such yields are not reported as of such time or the yields reported as of such time are not ascertainable, the Treasury Constant Maturity Series Yields reported, for the latest day for which such yields have been so reported as of the second Business Day preceding the Settlement Date with respect to such Called Principal, in Federal Reserve Statistical Release H.15 (519) (or any comparable successor publication) for actively traded U.S. Treasury securities having a constant maturity equal to the Remaining Average Life of such Called Principal as of such Settlement Date, plus 50 basis points. Such implied yield will be determined, if necessary, by (a) converting U.S. Treasury bill quotations to bond-equivalent yields in accordance with accepted financial practice and (b) interpolating linearly between (1) the actively traded U.S. Treasury security with the maturity closest to and greater than the Remaining Average Life and (2) the actively traded U.S. Treasury security with the maturity closest to and less than the Remaining Average Life.

          "REMAINING AVERAGE LIFE" means, with respect to any Called Principal, the number of years (calculated to the nearest one-twelfth year) obtained by dividing (i) such Called Principal into (ii) the sum of the products obtained by multiplying (a) the principal component of each Remaining Scheduled Payment with respect to such Called Principal by (b) the number of years (calculated to the nearest one-twelfth year) that will elapse between the Settlement Date with respect to such Called Principal and the scheduled due date of such Remaining Scheduled Payment.

          "REMAINING SCHEDULED PAYMENTS" means, with respect to the Called Principal of any Note, all payments of such Called Principal and interest thereon that would be due after the Settlement Date with respect to such Called Principal if no payment of such Called Principal were made prior to its scheduled due date, provided that if such Settlement Date is not a date on which interest payments are due to be made under the terms of the Notes, then the amount of the next succeeding scheduled interest payment will be reduced by the amount of interest accrued to such Settlement Date and required to be paid on such Settlement Date pursuant to Section 8.2 or 12.1.

          "SETTLEMENT DATE" means, with respect to the Called Principal of any Note, the date on which such Called Principal is to be prepaid pursuant to
     Section 8.2 or has
     become or is declared to be immediately due and payable pursuant to Section 12.1, as the context requires.

8.7      CHANGE IN CONTROL.

     (a) Notice of Change in Control or Control Event -- The Company will, within five (5) Business Days after any Responsible Officer has knowledge of the occurrence of any Change in Control or Control Event, give written notice of such Change in Control or Control Event to each holder of Notes. In the case that a Change in Control has occurred, such notice shall contain and constitute an offer to prepay the Notes as described in subparagraph (b) of this Section
8.7 and shall be accompanied by the certificate described in subparagraph (e) of this Section 8.7.

     (b) Offer to Prepay Notes -- The offer to prepay Notes contemplated by subparagraph (a) of this Section 8.7 shall be an offer to prepay, in accordance with and subject to this Section 8.7, all, but not less than all, the Notes held by each holder (in this case only, "holder" in respect of any Note registered in the name of a nominee for a disclosed beneficial owner shall mean such beneficial owner) on a date specified in such offer (the "Proposed Prepayment Date") that is not less than 30 days and not more than 60 days after the date of such offer (if the Proposed Prepayment Date shall not be specified in such offer, the Proposed Prepayment Date shall be the 60th day after the date of such offer).

     (c) Acceptance; Rejection -- A holder of Notes may accept the offer to prepay made pursuant to this Section 8.7 by causing a notice of acceptance to be delivered to the Company at least 10 days prior to the Proposed Prepayment Date. A failure by a holder of Notes to respond to any offer to prepay made pursuant to this Section 8.7 shall be deemed to constitute a rejection of such offer by holder.

     (d) Prepayment -- Prepayment of the Notes to be prepaid pursuant to this
Section 8.7 shall be at 100% of the outstanding principal amount of such Notes, together with interest on such Notes accrued to the date of prepayment. The prepayment shall be made on the Proposed Prepayment Date.

     (e) Officer's Certificate -- Each offer to prepay the Notes pursuant to this Section 8.7 shall be accompanied by a certificate, executed by a Senior Financial Officer of the Company and dated the date of such offer, specifying:
(i) the Proposed Prepayment Date; (ii) that such offer is made pursuant to this
Section 8.7; (iii) the principal amount of such Note offered to be prepaid; (iv) the interest that would be due on each Note offered to be prepaid, accrued to the Proposed Prepayment Date; (v) that the conditions of this Section 8.7 have been fulfilled; and (vi) in reasonable detail, the nature and date of the Change in Control.

9.       AFFIRMATIVE COVENANTS.

         The Company covenants that so long as any of the Notes are outstanding:

9.1      COMPLIANCE WITH LAW.

         The Company will and will cause each of its Subsidiaries to comply with all laws, ordinances or governmental rules or regulations to which each of them is subject, including, without limitation, Environmental Laws, Medicare laws and Medicaid laws and will obtain and maintain in effect all licenses, certificates, permits, franchises and other governmental authorizations necessary to the ownership of their respective properties or to the conduct of their respective businesses, in each case to the extent necessary to ensure that non-compliance with such laws, ordinances or governmental rules or regulations or failures to obtain or maintain in effect such licenses, certificates, permits, franchises and other governmental authorizations could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

9.2      INSURANCE.

         The Company will and will cause each of its Subsidiaries to maintain, with financially sound and reputable insurers, insurance with respect to their respective properties and businesses against such casualties and contingencies, of such types, on such terms and in such amounts (including deductibles, co-insurance and self-insurance, if adequate reserves are maintained with respect thereto) as is customary in the case of entities of established reputations engaged in the same or a similar business and similarly situated.

9.3      MAINTENANCE OF PROPERTIES.

         The Company will and will cause each of its Subsidiaries to maintain and keep, or cause to be maintained and kept, their respective properties in good repair, working order and condition (other than ordinary wear and tear), so that the business carried on in connection therewith may be properly conducted at all times, provided that this Section shall not prevent the Company or any Subsidiary from discontinuing the operation and the maintenance of any of its properties if such discontinuance is desirable in the conduct of its business and the Company has concluded that such discontinuance could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

9.4      PAYMENT OF TAXES AND CLAIMS.

         The Company will and will cause each of its Subsidiaries to file all tax returns required to be filed in any jurisdiction and to pay and discharge all taxes shown to be due and payable on such returns and all other taxes, assessments, governmental charges, or levies imposed on them or any of their properties, assets, income or franchises, to the extent such taxes and assessments have become due and payable and before they have become delinquent and all claims for which sums have become due and payable that have or might become a Lien on properties or assets of the Company or any Subsidiary, provided that neither the Company nor any Subsidiary need pay any such tax or assessment or claims if (i) the amount, applicability or validity thereof is contested by the Company or such Subsidiary on a timely basis in good faith and in appropriate proceedings, and the Company or a Subsidiary has established adequate reserves therefor in accordance with GAAP on the books of the Company or such Subsidiary or (ii) the nonpayment of all such taxes and assessments in the aggregate could not reasonably be expected to have a Material Adverse Effect.

9.5      CORPORATE EXISTENCE, ETC.

         The Company will at all times preserve and keep in full force and effect its corporate existence. Subject to Sections 10.2 and 10.3, the Company will at all times preserve and keep in full force and effect the corporate existence of each of its Subsidiaries (unless merged into the Company or a Subsidiary) and all rights and franchises of the Company and its Subsidiaries unless, in the good faith judgment of the Company, the termination of or failure to preserve and keep in full force and effect such corporate existence, right or franchise could not, individually or in the aggregate, have a Material Adverse Effect.

9.6      ADDITIONAL SUBSIDIARIES.

         In the event that the Company establishes any Subsidiaries after the date hereof (whether by formation or acquisition or otherwise), the Company shall (i) cause such Subsidiary to execute and deliver to the Collateral Agent, for the benefit of the holders of the Notes, counterparts of the Security Documents and (ii) pledge the stock or other securities of such Subsidiary to the Collateral Agent for the benefit of the holders of the Notes (including delivery of the certificates therefor), and in each case execute instruments and certificates as the Collateral Agent may request with respect thereto; provided, that any new Subsidiary that is a single purpose entity created solely for the purpose of a Permitted Asset Securitization will not be subject to (i) above.

9.7      NOTES TO RANK PARI PASSU.

         The Notes and all other obligations under this Agreement of the Company are and at all times shall remain direct and secured obligations of the Company ranking pari passu as against the assets of the Company with all other Notes from time to time issued and outstanding hereunder or under the Other Note Agreements without any preference among themselves and pari passu with all other present and future senior secured Indebtedness (actual or contingent) of the Company which is not expressed to be subordinate or junior in rank to any other unsecured Indebtedness of the Company (other than Indebtedness incurred pursuant to ELLF (as such term is defined in the Bank Loan Agreement)).

9.8      NOTICES REGARDING COMPANY AFFILIATED PHYSICIAN GROUPS.

         The Company will promptly, and in any event within 30 days after becoming aware thereof, notify the holders of any noncompliance of laws, ordinances or regulations by any Company Affiliated Physician Group or Company Affiliated Provider that could reasonably be expected to have a Material Adverse Effect.

10.      NEGATIVE COVENANTS.

         The Company covenants that so long as any of the Notes are outstanding:

10.1     TRANSACTIONS WITH AFFILIATES.

         The Company shall not, and shall not permit any Subsidiary to, enter into directly or indirectly any transaction or Material group of related transactions (including without limitation the purchase, lease, sale or exchange of properties of any kind or the rendering of any service) with any Affiliate (other than the Company or another Subsidiary), except in the ordinary course and pursuant to the reasonable requirements of the Company's or such Subsidiary's business and upon fair and reasonable terms no less favorable to the Company or such Subsidiary than would be obtainable in a comparable arm's-length transaction with a Person not an Affiliate.

10.2     MERGER, CONSOLIDATION, ETC.

         The Company shall not consolidate with or merge with any other corporation or convey, transfer or lease substantially all of its assets in a single transaction or series of transactions to any Person unless:

     (a) the successor formed by such consolidation or the survivor of such merger or the Person that acquires by conveyance, transfer or lease substantially all of the assets of the Company as an entirety, as the case may be, shall be a solvent corporation organized and existing under the laws of the United States or any state thereof (including the District of Columbia), and, if the Company is not such corporation, such corporation (i) shall have executed and delivered to each holder of any Notes its assumption of the due and punctual performance and observance of each covenant and condition of this Agreement, the Other Note Agreements, the Notes and the Security Documents and (ii) shall have caused to be delivered to each holder of any Notes an opinion of nationally recognized independent counsel, or other independent counsel reasonably satisfactory to the Required Holders, to the effect that all agreements or instruments effecting such assumption are enforceable in accordance with their terms and comply with the terms hereof;

     (b) immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing; and

     (c) immediately after giving effect to such transaction, the Company or the surviving corporation would be permitted under this Agreement to incur at least $1.00 of additional Indebtedness.

No such conveyance, transfer or lease of substantially all of the assets of the Company shall have the effect of releasing the Company or any successor corporation that shall theretofore have become such in the manner prescribed in this Section 10.2 from its liability under this Agreement, the Other Note Agreements, the Notes or the Security Documents.

10.3     SALE OF ASSETS.

         The Company shall not, and shall not permit any Subsidiary to, sell, lease, transfer or otherwise dispose of assets and/or the capital stock of any such Subsidiaries, other than in the ordinary course of business or in connection with a transfer which constitutes a Permitted Asset Securitization, if the aggregate amount of such assets disposed of exceeds 15% of Consolidated Total Assets of the Company in any given fiscal year, unless such proceeds from the disposition are used:

     (a) to purchase or be committed to purchase other property of a similar nature within 365 days of such sale; or

     (b) to repay Indebtedness ranking pari passu with the Notes (other than Indebtedness owing to the Company or any of its Subsidiaries or Affiliates), provided that in connection with any prepayment of Indebtedness under a revolving credit or similar credit facility providing the Company or any of its Subsidiaries with the right to obtain loans or other extensions of credit from time to time, the availability of credit under such credit facility is permanently reduced by an amount not less than the amount of such proceeds applied to the payment of such Indebtedness.

10.4     CONDUCT OF BUSINESS.

         The Company shall not, and shall not permit any Subsidiary to, engage in any business other than business engaged in by it on the date hereof, other businesses or activities substantially similar or related thereto, and other lines of business consented to by the Required Holders.

10.5     LIENS.

     The Company shall not, and shall not permit any Subsidiary to, directly or indirectly, create, assume, incur or permit to exist (upon the happening of a contingency or otherwise) any Lien on or with respect to any property or asset (including without limitation any document or instrument in respect of goods or accounts receivable) of the Company or any such Subsidiary, whether now owned or held or hereafter acquired, or any income or profits therefrom, or assign or otherwise convey any right to receive income or profits, except:

     (a) Liens for the benefit of the holders of the Notes and the Banks pursuant to the Intercreditor Agreement;

     (b) Liens for taxes, assessments or other governmental charges which are not yet due and payable or the payment of which is not at the time required by
Section 9.4;

     (c) Any attachment or judgment Lien, unless the judgment it secures shall not, within sixty (60) days after the entry thereof, have been discharged or execution thereof stayed pending appeal, or shall not have been discharged within sixty (60) days after the expiration of any such stay;

     (d) Other Liens incidental to the normal conduct of the business of the Company or any Subsidiary or the ownership of its property which are not incurred in connection with the incurrence of Indebtedness and which do not, in the aggregate, materially impair the use of such property in the operation of the business of the Company and its Subsidiaries taken as a whole or the value of such property for the purposes of such business;

     (e) Liens existing at the time of the issuance of the Notes as set forth on
Schedule 10.5 hereto;

     (f) the extension, renewal or refunding of any Lien permitted by Section 10.5(e) or (g) in respect of the same property subject thereto (without any increase of the principal amount of the Indebtedness secured thereby from the amount outstanding as of the time of such extension, renewal or refunding), provided that at the time of such extension, renewal or refunding (and after giving effect thereto) no Default or Event of Default exists (or would result therefrom);

     (g) Any lien created to secure all or any part of the purchase price, or to secure Indebtedness incurred or assumed to pay all or any part of the purchase price or cost of construction of property (or any improvement thereon) acquired or constructed by the Company or a Subsidiary after the date of the Closing, provided that

          (i) any such Lien shall extend solely to the item or items of such property (or improvement thereon) so acquired or constructed and the proceeds from the sale of such property and, if required by the terms of the instruments originally creating such Lien, other property (or improvement thereon) which is an improvement to or is acquired for specific use in connection with such acquired or constructed property (or improvement thereon) or which is real property being improved by such acquired or constructed property (or improvement thereon),

          (ii) the principal amount of the Indebtedness secured by any such Lien shall at no time exceed an amount equal to the lesser of (A) the cost to the Company or such Subsidiary of the property (or improvement thereon) so acquired or constructed and (B) the fair market value (as determined in good faith by the board of directors of the Company) of such property (or improvement thereon) at the time of such acquisition or construction, and

         (iii) any such Lien shall be created contemporaneously with, or within one hundred eighty (180) days after, the acquisition or construction of such property;

     (h) any Lien existing on property of a Person immediately prior to its being consolidated with or merged into the Company or a Subsidiary or its becoming a Subsidiary, or any Lien existing on any property acquired by the Company or any Subsidiary at the time such property is so acquired (whether or not the Indebtedness secured thereby shall have been assumed), provided that (i) no such Lien shall have been created or assumed in contemplation of such consolidation or merger or such Person's becoming a Subsidiary or such acquisition of property, and (ii) each such Lien shall extend solely to the item or items of property so acquired and, if required by the terms of the instrument originally creating such Lien, other property which is an improvement to or is acquired for specific use in connection with such acquired property;

     (i) Liens on property or assets of the Company or any of its Subsidiaries securing Indebtedness owing to the Company or any of its Subsidiaries; and

     (j) any Liens on the assets that are the subject of and related to a Permitted Asset Securitization.

10.6 MAINTENANCE OF CONSOLIDATED NET WORTH.

     The Company shall not, at any time, permit its Consolidated Net Worth to be less than the sum of (a) $500,000,000, plus (b) 50% of its Consolidated Net Income (but, in each case, only if Consolidated Net Income is greater than or equal to $1.00) for each completed fiscal quarter beginning with the fiscal quarter ended September 30, 1999.

10.7 LIMITATION ON DEBT.

     The Company shall not permit the ratio of Consolidated Total Debt to Consolidated Operating Cash Flow (which shall include Consolidated Operating Cash Flow of any Person acquired by the Company or a Subsidiary which becomes a Subsidiary as if the acquisition occurred at the beginning of the applicable calculation period) to exceed 3.25 to 1.00.

10.8 MINIMUM FIXED CHARGE COVERAGE.

     The Company shall not permit, as at the end of each fiscal quarter, the ratio of Consolidated Income Available for Fixed Charges (measured on a rolling four quarter basis) to Consolidated Fixed Charges to be less than 1.75 to 1.00.

10.9 RESTRICTED PAYMENTS.

     The Company shall not, and shall not permit any of its Subsidiaries to, at any time, declare or make, or incur any liability to declare or make, any Restricted Payment unless immediately after giving effect thereto:

     (a) the aggregate amount of Restricted Payments of the Company and its Subsidiaries declared or made during the period commencing on November 1, 1999, and ending on the date such Restricted Payment is declared or made, inclusive, would not exceed the sum of

         (i)  $50,000,000, plus

         (ii) 50% of Consolidated Net Income for such period (or minus 100% of Consolidated Net Income for such period if Consolidated Net Income for such period is a loss), plus

         (iii) the aggregate amount of Net Cash Proceeds of Capital Stock for such period; and

     (b) no Default or Event of Default would exist.

10.10  PERMITTED INVESTMENTS.

     The Company shall not, and shall not permit any of its Subsidiaries to, make any Investments other than the following:

     (a) Investments in property to be used in the ordinary course of business of the Company and its Subsidiaries;

     (b) Investments in current assets arising from the sale of goods and services in the ordinary course of business of the Company and its Subsidiaries;

     (c) Investments existing as of the date hereof as set forth on Schedule
10.10 hereto;

     (d) Investments in or advances to one or more Subsidiaries or any Person that concurrently with such Investment becomes a Subsidiary;

     (e) Investments in certificates of deposit or banker's acceptances issued by an Acceptable Bank, provided that such obligations mature within 365 days from the date of acquisition thereof;

     (f) Investments in commercial paper given the highest rating by a credit rating agency of recognized national standing, and maturing not more than 270 days from the date of creation thereof;

     (g) Investments in United States Governmental Securities, provided that such obligations mature within 365 days from the date of acquisition thereof;

     (h) Investments in Repurchase Agreements;

     (i) money market preferred stock rated "A" or above by Standard & Poor's Corporation or Moody's Investors Services;

     (j) Investments in tax-exempt obligations of any state of the United States, or any municipality of any such state, in each case rated "AA" or better by S&P, "Aa2" or better by Moody's or an equivalent rating by any other credit rating agency of recognized national standing, provided that such obligations mature within 365 days from the date of acquisition thereof;

     (k) money market funds organized and existing under the laws of the United States and investing primarily in investments described in clauses (e) through
(j) above; and

     (l) other Investments not to exceed, in the aggregate, 15% of the Company's Consolidated Net Worth; provided, that Investments in Hospital Joint Ventures shall not exceed 10% of the Company's Consolidated Net Worth.

10.11  PRIORITY DEBT.

     The Company shall not, and shall not permit any of its Subsidiaries to, at any time permit Priority Debt to exceed 15% of Consolidated Net Worth as of the then most recently ended fiscal quarter.

10.12  SUBSIDIARY DEBT.

     The Company shall not at any time permit any Subsidiary to, directly or indirectly, create, incur, assume, guarantee, have outstanding, or otherwise become or remain directly or indirectly liable with respect to, any Indebtedness other than:

     (a) Indebtedness of a Subsidiary outstanding on the date of Closing, as set forth on Schedule 10.12 hereto, and any extension, renewal or refunding thereof, provided that there is no increase in the principal amount thereof from the amount outstanding as of the time of such extension, renewal or refunding, and that at the time of such extension, renewal or refunding (and after giving effect thereto) no Default or Event of Default exists (or would result therefrom);

     (b) Indebtedness of a Subsidiary owed to the Company or a Wholly-Owned Subsidiary;

     (c) Indebtedness of a Subsidiary in connection with a Permitted Asset Securitization program, which program shall not exceed $150,000,000;

     (d) Indebtedness of a Subsidiary in addition to that otherwise permitted under clauses (a) through (c) of this Section 10.12, provided that on the date the Subsidiary incurs or otherwise becomes liable with respect to any such additional Indebtedness and immediately after giving effect thereto,

         (i) no Default or Event of Default exists, and

         (ii) the total amount of Priority Debt does not exceed 15% of the Company's Consolidated Net Worth.

10.13  HOSPITAL JOINT VENTURE.

     Notwithstanding anything in this Agreement or any of the Other Note Agreements, in no event shall a Hospital Joint Venture be considered a Subsidiary for any purpose under this Agreement or any Other Note Agreement, nor shall any Hospital Joint Venture be required to become a Guarantor or enter into the Guarantors' Security Agreement except that (a) each Hospital Joint Venture shall be deemed a Subsidiary for purposes of Sections 10.3, 10.4, 10.5, 10.6, 10.7, 10.8, 10.10, 10.11 and 10.12 and (b) the amount or value of any Distribution or payment by a Hospital Joint Venture that constitutes a Restricted Payment shall be included in the calculation of the total amount of Restricted Payments made for purposes of Section 10.9, but in no event shall any Hospital Joint Venture be prevented or otherwise restricted from making any Restricted Payment if such payment is required to be made under an agreement to which such Hospital Joint Venture is a party or under such Hospital Joint Venture's relevant organizational documents, provided that no such agreement or other organizational documents shall require or permit the distribution of Restricted Payments by any Hospital Joint Venture in any manner other than in direct proportion to the respective ownership interests of the joint venture partners in such Hospital Joint Venture ("Pro Rata Distribution"). In no event shall a Default or Event of Default occur as a result of any such Restricted Payment made by a Hospital Joint Venture except in violation of the requirement for Pro Rata Distribution. The Company's Hospital Joint Ventures as of the date hereof are listed on Schedule 10.13.

11.  EVENTS OF DEFAULT.

     An "EVENT OF DEFAULT" shall exist if any of the following conditions or events shall occur and be continuing:

     (a) the Company defaults in the payment of any principal or Make-Whole Amount, if any, on any Note when the same becomes due and payable, whether at maturity or at a date fixed for prepayment or by declaration or otherwise; or

     (b) the Company defaults in the payment of any interest on any Note for more than five Business Days after the same becomes due and payable; or

     (c) the Company defaults in the performance of or compliance with any term contained in Section 10; or

     (d) the Company defaults in the performance of or compliance with any term contained herein (other than those referred to in paragraphs (a), (b) and (c) of this Section 11) and such default is not remedied within 30 days after the earlier of (i) a Responsible Officer obtaining actual knowledge of such default and (ii) the Company receiving written notice of such default from any holder of a Note (any such written notice to be identified as a "notice of default" and to refer specifically to this paragraph (d) of Section 11); or

     (e) any representation or warranty made in writing by or on behalf of the Company or by any officer of the Company in this Agreement or in any writing furnished in connection with the transactions contemplated hereby proves to have been false or incorrect in any material respect on the date as of which made;

     (f) (i) the Company or any Subsidiary is in default (as principal or as guarantor or other surety) in the payment of any principal of or premium or Make Whole Amount or interest on any Indebtedness that is outstanding in an aggregate principal amount of at least $5,000,000 beyond any period of grace provided with respect thereto, or (ii) the Company or any Subsidiary is in default in the performance of or compliance with any term of any evidence of any Indebtedness in an aggregate outstanding principal amount of at least $5,000,000 or of any mortgage, indenture or other agreement relating thereto or any other condition exists, and as a consequence of such default or condition such Indebtedness has become, or has been declared due and payable before its stated maturity or before its regularly scheduled dates of payment, or (iii) as a consequence of the occurrence or continuation of any event or condition (other than the passage of time or the right of the holder of Indebtedness to convert such Indebtedness into equity interests), the Company or any Subsidiary has become obligated to purchase or repay Indebtedness before its regular maturity or before its regularly scheduled dates of payment in an aggregate outstanding principal amount of at least $5,000,000; or

     (g) the Company or any Subsidiary (i) is generally not paying, or admits in writing its inability to pay, its debts as they become due, (ii) files, or consents by answer or otherwise to the filing against it of, a petition for relief or reorganization or arrangement or any other petition in bankruptcy, for liquidation or to take advantage of any bankruptcy, insolvency, reorganization, moratorium or other similar law of any jurisdiction, (iii) makes an assignment for the benefit of its creditors, (iv) consents to the appointment of a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property, (v) is adjudicated as insolvent or to be liquidated, or (vi) takes corporate action for the purpose of any of the foregoing; or

     (h) a court or governmental authority of competent jurisdiction enters an order appointing, without consent by the Company or any of its Subsidiaries, a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property, or constituting an order for relief or approving a petition for relief or reorganization or any other petition in bankruptcy or for liquidation or to take advantage of any bankruptcy or insolvency law of any jurisdiction, or ordering the dissolution, winding-up or liquidation of the Company or any of its Subsidiaries, or any such petition shall be filed against the Company or any of its Subsidiaries and such petition shall not be dismissed within 60 days; or

     (i) a final judgment or judgments for the payment of money aggregating in excess of $25,000,000 are rendered against one or more of the Company and its Subsidiaries and which judgments are not, within 60 days after entry thereof, bonded, discharged or stayed pending appeal, or are not discharged within 60 days after the expiration of such stay; or

     (j) if (i) any Plan shall fail to satisfy the minimum funding standards of ERISA or the Code for any plan year or part thereof or a waiver of such standards or extension of any amortization period is sought or granted under section 412 of the Code, (ii) a notice of intent to terminate any Plan shall have been or is reasonably expected to be filed with the PBGC or the PBGC shall have instituted proceedings under ERISA section 4042 to terminate or appoint a trustee to administer any Plan or the PBGC shall have notified the Company or any ERISA Affiliate that a Plan may become a subject of any such proceedings,
(iii) the aggregate "amount of unfunded benefit liabilities" (within the meaning of section 4001(a)(18) of ERISA) under all Plans, determined in accordance with Title IV of ERISA, shall exceed $1,000,000, (iv) the Company or any ERISA Affiliate shall have incurred or is reasonably expected to incur any liability pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans, (v) the Company or any ERISA Affiliate withdraws from any Multiemployer Plan, or (vi) the Company or any Subsidiary establishes or amends any employee welfare benefit plan that provides post-employment welfare benefits in a manner that would increase the liability of the Company or any Subsidiary thereunder; and any such event or events described in clauses (i) through (vi) above, either individually or together with any other such event or events, could reasonably be expected to have a Material Adverse Effect; or

     (k) for any reason (i) any Security Document shall cease to be in full force and effect at any time or is declared to be null and void with respect to any material portion of the collateral thereunder, (ii) the Collateral Agent ceases to have a perfected, first priority security interest in any material portion of the collateral (subject to Permitted Liens), (iii) the Company denies that it has any further liability under any applicable Security Document or gives notice to such effect or (iv) any Subsidiary denies that it has any further liability under the Guarantors' Security Agreement or the Subsidiary Guarantee or gives notice to such effect, and such denial or notice is not revoked within one Business Day after the earlier of (A) receipt by the Company of notice from the Collateral Agent or any holder of any Note of such denial or notice or (B) the Company becomes aware of such denial or notice being made or given, as the case may be.

As used in Section 11(j), the terms "EMPLOYEE BENEFIT PLAN" and "EMPLOYEE WELFARE BENEFIT PLAN" shall have the respective meanings assigned to such terms in Section 3 of ERISA.

12.  REMEDIES ON DEFAULT, ETC.

12.  ACCELERATION.

     (a) If an Event of Default with respect to the Company described in paragraph (g) or (h) of Section 11 (other than an Event of Default described in clause (i) of paragraph (g) or described in clause (vi) of paragraph (g) by virtue of the fact that such clause encompasses clause (i) of paragraph (g)) has occurred, all the Notes then outstanding shall automatically become immediately due and payable.

     (b) If any other Event of Default has occurred and is continuing, any holder or holders of more than 35% in principal amount of the Notes at the time outstanding may at any time at its or their option, by notice or notices to the Company, declare all the Notes then outstanding to be immediately due and payable.

     (c) If any Event of Default described in paragraph (a) or (b) of Section 11 has occurred and is continuing, any holder or holders of Notes at the time outstanding affected by such Event of Default may at any time, at its or their option, by notice or notices to the Company, declare all the Notes held by it or them to be immediately due and payable.

     Upon any Notes becoming due and payable under this Section 12.1, whether automatically or by declaration, such Notes will forthwith mature and the entire unpaid principal amount of such Notes plus (x) accrued and unpaid interest thereon and (y) the Make-Whole Amount determined in respect of such principal amount (to the full extent permitted by applicable law), shall all be immediately due and payable, in each and every case without presentment, demand, protest or further notice, all of which are hereby waived. The Company acknowledges, and the parties hereto agree, that each holder of a Note has the right to maintain its investment in the Notes free from repayment by the Company (except as herein specifically provided for) and that the provision for payment of a Make-Whole Amount by the Company in the event that the Notes are prepaid or are accelerated as a result of an Event of Default, is intended to provide compensation for the deprivation of such right under such circumstances.

12.2  OTHER REMEDIES.

     If any Default or Event of Default has occurred and is continuing, and irrespective of whether any Notes have become or have been declared immediately due and payable under Section 12.1, the holder of any Note at the time outstanding may proceed to protect and enforce the rights of such holder by an action at law, suit in equity or other appropriate proceeding, whether for the specific performance of any agreement contained herein or in any Note, or for an injunction against a violation of any of the terms hereof or thereof, or in aid of the exercise of any power granted hereby or thereby or by law or otherwise.

12.3  RESCISSION.

     At any time after any Notes have been declared due and payable pursuant to clause (b) or (c) of Section 12.1, the holders of not less than 66% in principal amount of the Notes then outstanding, by written notice to the Company, may rescind and annul any such declaration and its consequences if (a) the Company has paid all overdue interest on the Notes, all principal of and Make-Whole Amount, if any, on any Notes that are due and payable and are unpaid other than by reason of such declaration, and all interest on such overdue principal and Make-Whole Amount, if any, and (to the extent permitted by applicable law) any overdue interest in respect of the Notes, at the Default Rate, (b) all Events of Default and Defaults, other than non-payment of amounts that have become due solely by reason of such declaration, have been cured or have been waived pursuant to Section 18, and (c) no judgment or decree has been entered for the payment of any monies due pursuant hereto or to the Notes. No rescission and annulment under this Section 12.3 will extend to or affect any subsequent Event of Default or Default or impair any right consequent thereon.

12.4  NO WAIVERS OR ELECTION OF REMEDIES, EXPENSES, ETC.

     No course of dealing and no delay on the part of any holder of any Note in exercising any right, power or remedy shall operate as a waiver thereof or otherwise prejudice such holder's rights, powers or remedies. No right, power or remedy conferred by this Agreement or by any Note upon any holder thereof shall be exclusive of any other right, power or remedy referred to herein or therein or now or hereafter available at law, in equity, by statute or otherwise. Without limiting the obligations of the Company under Section 16, the Company will pay to the holder of each Note on demand such further amount as shall be sufficient to cover all costs and expenses of such holder incurred in any enforcement or collection under this Section 12, including, without limitation, reasonable attorneys' fees, expenses and disbursements.

13.  INTENTIONALLY OMITTED.

14.  REGISTRATION; EXCHANGE; SUBSTITUTION OF NOTES.

14.1  REGISTRATION OF NOTES.

     The Company shall keep at its principal executive office a register for the registration and registration of transfers of Notes. The name and address of each holder of one or more Notes, each transfer thereof and the name and address of each transferee of one or more Notes shall be registered in such register. Prior to due presentment for registration of transfer pursuant to Section 14.2 below, the Person in whose name any Note shall be registered shall be deemed and treated as the owner and holder thereof for all purposes hereof, and the Company shall not be affected by any notice or knowledge to the contrary. The Company shall give to any holder of a Note that is an Institutional Investor promptly upon request therefor, a complete and correct copy of the names and addresses of all registered holders of Notes.

14.2  TRANSFER AND EXCHANGE OF NOTES.

     Upon surrender of any Note at the principal executive office of the Company for registration of transfer or exchange (and in the case of a surrender for registration of transfer, duly endorsed or accompanied by a written instrument of transfer duly executed by the registered holder of such Note or his attorney duly authorized in writing and accompanied by the address for notices of each transferee of such Note or part thereof), the Company shall execute and deliver, at the Company's expense (except as provided below), one or more new Notes (as requested by the holder thereof) in exchange therefor, in an aggregate principal amount equal to the unpaid principal amount of the surrendered Note. Each such new Note shall be payable to such Person as such holder may request and shall be substantially in the form of Exhibit I. Each such new Note shall be dated and bear interest from the date to which interest shall have been paid on the surrendered Note or dated the date of the surrendered Note if no interest shall have been paid thereon. The Company may require payment of a sum sufficient to cover any stamp tax or governmental charge imposed in respect of any such transfer of Notes. Notes shall not be transferred in denominations of less than $500,000 original principal amount, provided that if necessary to enable the registration of transfer by a holder of its entire holding of Notes, one

Note may be in a denomination of less than $500,000. Any transferee, by its acceptance of a Note registered in its name (or the name of its nominee), shall be deemed to have made the representation set forth in Section 6.2.

14.3  REPLACEMENT OF NOTES.

     Upon receipt by the Company of evidence reasonably satisfactory to it of the ownership of and the loss, theft, destruction or mutilation of any Note (which evidence shall be, in the case of an Institutional Investor, notice from such Institutional Investor of such ownership and such loss, theft, destruction or mutilation), and

     (a) in the case of loss, theft or destruction, of indemnity reasonably satisfactory to it (provided that if the holder of such Note is, or is a nominee for, an original Purchaser or another holder of a Note with a minimum net worth of at least $50,000,000, such Person's own unsecured agreement of indemnity shall be deemed to be satisfactory), or

     (b) in the case of mutilation, upon surrender and cancellation thereof,

     the Company at its own expense shall execute and deliver, in lieu thereof, a new Note, dated and bearing interest from the date to which interest shall have been paid on such lost, stolen, destroyed or mutilated Note or dated the date of such lost, stolen, destroyed or mutilated Note if no interest shall have been paid thereon.

15.  PAYMENTS ON NOTES.

15.1  PLACE OF PAYMENT.

     Subject to Section 15.2, payments of principal, Make-Whole Amount, if any, and interest becoming due and payable on the Notes shall be made in Houston, Texas at the principal office of the Company in such jurisdiction. The Company may at any time, by notice to each holder of a Note, change the place of payment of the Notes so long as such place of payment shall be either the principal office of the Company in such jurisdiction or the principal office of a bank or trust company in such jurisdiction.

15.2  HOME OFFICE PAYMENT.

     So long as you or your nominee shall be the holder of any Note, and notwithstanding anything contained in Section 15.1 or in such Note to the contrary, the Company will pay all sums becoming due on such Note for principal, Make-Whole Amount, if any, and interest by the method and at the address specified for such purpose below your name in Schedule A, or by such other method or at such other address as you shall have from time to time specified to the Company in writing for such purpose, without the presentation or surrender of such Note or the making of any notation thereon, except that upon written request of the Company made concurrently with or reasonably promptly after payment or prepayment in full of any Note, you shall surrender such Note for cancellation, reasonably promptly after any such request, to the Company at its principal executive office or at the place of payment most recently designated by the Company pursuant to Section 15.1. Prior to any sale or other disposition of any Note held by you or your nominee you will, at your election, either endorse thereon the amount of principal paid thereon and the last date to which interest has been paid thereon or surrender such Note to the Company in exchange for a new Note or Notes pursuant to Section 14.2. The Company will afford the benefits of this Section 15.2 to any Institutional Investor that is the direct or indirect transferee of any Note purchased by you under this Agreement and that has made the same agreement relating to such Note as you have made in this
Section 15.2.

16.  EXPENSES, ETC.

16.1  TRANSACTION EXPENSES.

     Whether or not the transactions contemplated hereby are consummated, the Company will pay all costs and expenses (including reasonable attorneys' fees of special counsel for the Purchasers as a group and, if reasonably required, local or other counsel for the Purchasers as a group) incurred by you and each Other Purchaser or holder of a Note in connection with such transactions and in connection with any amendments, waivers or consents under or in respect of this Agreement, the Other Note Agreements, the Notes or the Security Documents (whether or not such amendment, waiver or consent becomes effective), including, without limitation: (a) the costs and expenses incurred in enforcing or defending (or determining whether or how to enforce or defend) any rights under this Agreement, the Other Note Agreements, the Notes or the Security Documents or in responding to any subpoena or other legal process or informal investigative demand issued in connection with this Agreement or the Notes, or by reason of being a holder of any Note and (b) the costs and expenses, including financial advisors' fees, incurred in connection with the insolvency or bankruptcy of the Company or any Subsidiary or in connection with any work-out or restructuring of the transactions contemplated hereby and by the Notes. The Company will pay, and will save you and each other holder of a Note harmless from, all claims in respect of any fees, costs or expenses if any, of brokers and finders (other than those retained by you).

16.2  SURVIVAL.

     The obligations of the Company under this Section 16 will survive the payment or transfer of any Note, the enforcement, amendment or waiver of any provision of this Agreement, the Notes or the Security Documents, and the termination of this Agreement.

17.  SURVIVAL OF REPRESENTATIONS AND WARRANTIES; ENTIRE AGREEMENT.

     All representations and warranties contained herein shall survive the execution and delivery of this Agreement, the Notes and the Security Documents, the purchase or transfer by you of any Note or portion thereof or interest therein and the payment of any Note, and may be relied upon by any subsequent holder of a Note, regardless of any investigation made at any time by or on behalf of you or any other holder of a Note. All statements contained in any certificate or other instrument delivered by or on behalf of the Company pursuant to this Agreement shall be deemed representations and warranties of the Company under this Agreement. Subject to the preceding sentence, this Agreement, the Notes and the Security Documents embody the entire agreement and understanding between you and the Company and supersede all prior agreements and understandings relating to the subject matter hereof.

18.  AMENDMENT AND WAIVER.

18.1  REQUIREMENTS.

     This Agreement, the Notes and the Security Documents may be amended, and the observance of any term hereof or of the Notes may be waived (either retroactively or prospectively), with (and only with) the written consent of the Company and the Required Holders, except that (a) no amendment or waiver of any of the provisions of Section 1, 2, 3, 4, 5, (but excluding a waiver of a breach of a representation and warranty in Section 5) 6, 22 or 23.7 hereof, or any defined term (as it is used therein), will be effective as to you unless consented to by you in writing, and (b) no such amendment or waiver may, without the written consent of the holder of each Note at the time outstanding affected thereby, (i) subject to the provisions of Section 12 relating to acceleration or rescission, change the amount or time of any prepayment or payment of principal of, or reduce the rate or change the time of payment or method of computation of interest or of the Make-Whole Amount on, the Notes, (ii) change the percentage of the principal amount of the Notes the holders of which are required to consent to any such amendment or waiver, or (iii) amend any of Sections 8, 11(a), 11(b), 12, 18 or 21.

18.2  SOLICITATION OF HOLDERS OF NOTES.

     (a) Solicitation. The Company will provide each holder of the Notes (irrespective of the amount of Notes then owned by it) with sufficient information, sufficiently far in advance of the date a decision is required, to enable such holder to make an informed and considered decision with respect to any proposed amendment, waiver or consent in respect of any of the provisions hereof or of the Notes. The Company will deliver executed or true and correct copies of each amendment, waiver or consent effected pursuant to the provisions of this Section 18 to each holder of outstanding Notes promptly following the date on which it is executed and delivered by, or receives the consent or approval of, the requisite holders of Notes.

     (b) Payment. The Company will not directly or indirectly pay or cause to be paid any remuneration, whether by way of supplemental or additional interest, fee or otherwise, or grant any security, to any holder of Notes as consideration for or as an inducement to the entering into by any holder of Notes or any waiver or amendment of any of the terms and provisions hereof unless such remuneration is concurrently paid, or security is concurrently granted, on the same terms, ratably to each holder of Notes then outstanding even if such holder did not consent to such waiver or amendment.

18.3  BINDING EFFECT, ETC.

     Any amendment or waiver consented to as provided in this Section 18 applies equally to all holders of Notes and is binding upon them and upon each future holder of any Note and upon the Company without regard to whether such Note has been marked to indicate such amendment or waiver. No such amendment or waiver will extend to or affect any obligation, covenant, agreement, Default or Event of Default not expressly amended or waived or impair any right consequent thereon. No course of dealing between the Company and the holder of any Note nor any delay in exercising any rights hereunder or under any Note shall operate as a waiver of any rights of any holder of such Note. As used herein, the term "THIS AGREEMENT" and references thereto shall mean this Agreement as it may from time to time be amended or supplemented.

18.4  NOTES HELD BY COMPANY, ETC.

     Solely for the purpose of determining whether the holders of the requisite percentage of the aggregate principal amount of Notes then outstanding approved or consented to any amendment, waiver or consent to be given under this Agreement or the Notes, or have directed the taking of any action provided herein or in the Notes to be taken upon the direction of the holders of a specified percentage of the aggregate principal amount of Notes then outstanding, Notes directly or indirectly owned by the Company or any of its Affiliates shall be deemed not to be outstanding.

19.  NOTICES.

     All notices and communications provided for hereunder shall be in writing and sent (a) by telecopy if the sender on the same day sends a confirming copy of such notice by a recognized overnight delivery service (charges prepaid), or
(b) by registered or certified mail with return receipt requested (postage prepaid), or (c) by a recognized overnight delivery service (with charges prepaid). Any such notice must be sent:

            (i) if to you or your nominee, to you or it at the address specified for such communications in Schedule A, or at such other address as you or it shall have specified to the Company in writing,

            (ii) if to any other holder of any Note, to such holder at such address as such other holder shall have specified to the Company in writing, or

            (iii) if to the Company, to the Company at its address set forth at the beginning hereof to the attention of L. Fred Pounds, or at such other address as the Company shall have specified to the holder of each Note in writing.

Notices under this Section 19 will be deemed given only when actually received or rejected.

20.   REPRODUCTION OF DOCUMENTS.

      This Agreement and all documents relating thereto, including, without limitation, (a) consents, waivers and modifications that may hereafter be executed, (b) documents received by you at the Closing (except the Notes themselves), and (c) financial statements, certificates and other information previously or hereafter furnished to you, may be reproduced by you by any photographic, photostatic, microfilm, microcard, miniature photographic or other similar process and you may destroy any original document so reproduced. The Company agrees and stipulates that, to the extent permitted by applicable law, any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding (whether or not the original is in existence and whether or not such reproduction was made by you in the regular course of business) and any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence. This Section 20 shall not prohibit the Company or any other holder of Notes from contesting any such reproduction to the same extent that it could contest the original, or from introducing evidence to demonstrate the inaccuracy of any such reproduction.

21.   CONFIDENTIAL INFORMATION.

      For the purposes of this Section 21, "CONFIDENTIAL INFORMATION" means information delivered to you by or on behalf of the Company or any Subsidiary in connection with the transactions contemplated by or otherwise pursuant to this Agreement that is proprietary in nature and that was clearly marked or labeled or otherwise adequately identified when received by you as being confidential information of the Company or such Subsidiary, provided that such term does not include information that (a) was publicly available or otherwise known to you prior to the time of such disclosure, (b) subsequently becomes publicly available through no act or omission by you or any person acting on your behalf,
(c) otherwise becomes known to you other than through disclosure by the Company or any Subsidiary with no known breach of any confidentiality agreements or (d) constitutes financial statements delivered to you under Section 7.1 that are otherwise publicly available. You will maintain the confidentiality of such Confidential Information in accordance with procedures adopted by you in good faith to protect confidential information of third parties delivered to you, provided that you may deliver or disclose Confidential Information to (i) your directors, officers, employees, agents, attorneys and affiliates (to the extent such disclosure reasonably relates to the administration of the investment represented by your Notes), (ii) your financial advisors and other professional advisors who agree to hold confidential the Confidential Information substantially in accordance with the terms of this Section 21, (iii) any other holder of any Note, (iv) any Institutional Investor to which you sell or offer to sell such Note or any part thereof or any participation therein (if such Person has agreed in writing prior to its receipt of such Confidential Information to be bound by the provisions of this Section 21), (v) any Person from which you offer to purchase any security of the Company (if such Person has agreed in writing prior to its receipt of such Confidential Information to be bound by the provisions of this Section 21), (vi) any federal or state regulatory authority having jurisdiction over you, (vii) the National Association of Insurance Commissioners or any similar organization, or any nationally recognized rating agency that requires access to information about your investment portfolio or (viii) any other Person to which such delivery or disclosure may be necessary or appropriate (w) to effect compliance with any law, rule, regulation or order applicable to you, (x) in response to any subpoena or other legal process, (y) in connection with any litigation to which you are a party or (z) if an Event of Default has occurred and is continuing, to the extent you may reasonably determine such delivery and disclosure to be necessary or appropriate in the enforcement or for the protection of the rights and remedies under your Notes and this Agreement. Each holder of a Note, by its acceptance of a Note, will be deemed to have agreed to be bound by and to be entitled to the benefits of this
Section 21 as though it were a party to this Agreement. On reasonable request by the Company in connection with the delivery to any holder of a Note of information required to be delivered to such holder under this Agreement or requested by such holder (other than a holder that is a party to this Agreement or its nominee), such holder will enter into an agreement with the Company embodying the provisions of this Section 21. The parties acknowledge that all information provided by the Company to Purchasers prior to the date hereof (other than information previously filed with the Securities and Exchange Commission and other publicly available information) is deemed Confidential Information.

22.   SUBSTITUTION OF PURCHASER.

      You shall have the right to substitute any one of your Affiliates as the purchaser of the Notes that you have agreed to purchase hereunder, by written notice to the Company, which notice shall be signed by both you and such Affiliate, shall contain such Affiliate's agreement to be bound by this Agreement and shall contain a confirmation by such Affiliate of the accuracy with respect to it of the representations set forth in Section 6. Upon receipt of such notice, wherever the word "you" is used in this Agreement (other than in this Section 22), such word shall be deemed to refer to such Affiliate in lieu of you. In the event that such Affiliate is so substituted as a purchaser hereunder and such Affiliate thereafter transfers to you all of the Notes then held by such Affiliate, upon receipt by the Company of notice of such transfer, wherever the word "you" is used in this Agreement (other than in this Section
22), such word shall no longer be deemed to refer to such Affiliate, but shall refer to you, and you shall have all the rights of an original holder of the Notes under this Agreement.

23.   MISCELLANEOUS.

23.1  SUCCESSORS AND ASSIGNS.

      All covenants and agreements contained in this Agreement by or on behalf of any of the parties hereto bind and inure to the benefit of their respective successors and assigns (including, without limitation, any subsequent holder of a Note) whether so expressed or not.

23.2  PAYMENTS DUE ON NON-BUSINESS DAYS.

      Anything in this Agreement or the Notes to the contrary notwithstanding, any payment of principal of or Make-Whole Amount or interest on any Note that is due on a date other than a Business Day shall be made on the next succeeding Business Day without including the additional days elapsed in the computation of the interest payable on such next succeeding Business Day.

23.3  SEVERABILITY.

      Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall (to the full extent permitted by law) not invalidate or render unenforceable such provision in any other jurisdiction.

23.4  CONSTRUCTION.

      Each covenant contained herein shall be construed (absent express provision to the contrary) as being independent of each other covenant contained herein, so that compliance with any one covenant shall not (absent such an express contrary provision) be deemed to excuse compliance with any other covenant. Where any provision herein refers to action to be taken by any Person, or which such Person is prohibited from taking, such provision shall be applicable whether such action is taken directly or indirectly by such Person.

23.5  COUNTERPARTS.

      This Agreement may be executed in any number of counterparts, each of which shall be an original but all of which together shall constitute one instrument. Each counterpart may consist of a number of copies hereof, each signed by less than all, but together signed by all, of the parties hereto.

23.6  GOVERNING LAW.

      This Agreement shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the law of the State of Texas excluding choice-of-law principles of the law of such state that would require the application of the laws of a jurisdiction other than such state.

23.7  WAIVER OF TRIAL BY JURY.

      THE PARTIES TO THIS AGREEMENT HEREBY EXPRESSLY WAIVE ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION, CAUSE OF ACTION, OR PROCEEDING ARISING UNDER OR WITH RESPECT TO THIS AGREEMENT, THE NOTES OR THE SECURITY DOCUMENTS, OR IN ANY WAY CONNECTED WITH, OR RELATED TO, OR INCIDENTAL TO, THE DEALINGS OF THE PARTIES HERETO WITH RESPECT TO THIS AGREEMENT, THE NOTES OR THE SECURITY DOCUMENTS, OR THE TRANSACTIONS RELATED HERETO OR THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND IRRESPECTIVE OF WHETHER SOUNDING IN CONTRACT, TORT, OR OTHERWISE. THE PARTIES TO THIS AGREEMENT AGREE THAT ANY SUCH CLAIM, DEMAND, ACTION, CAUSE OF ACTION, OR PROCEEDING SHALL BE DECIDED BY A COURT TRIAL WITHOUT A

JURY AND THAT ANY PARTY HERETO MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 23.7 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE OTHER PARTY OR PARTIES HERETO TO WAIVER OF THE RIGHT TO TRIAL BY JURY.

     THIS AGREEMENT REPRESENTS THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.


                               *   *   *   *   *



      If you are in agreement with the foregoing, please sign the form of agreement on the accompanying counterpart of this Agreement and return it to the Company, whereupon the foregoing shall become a binding agreement between you and the Company.


                                        Very truly yours,

                                        US ONCOLOGY, INC.


                                        By:
                                           --------------------------
                                           [Title]

The foregoing is hereby agreed to as of
 the date thereof.

[PURCHASER]




By:
   -----------------------------
   [Title]

                                   SCHEDULE A

                                   PURCHASERS
                                   ----------


                    Amount                              Purchaser
                    ------                              ---------

JOHN HANCOCK:

                $  2,000,000      John Hancock Mutual Life Insurance Company
                $ 19,500,000      John Hancock Mutual Life Insurance Company
                $    500,000      John Hancock Variable Life Insurance Company
                $    500,000      Investors Partner Life Insurance Company
                $  2,500,000      The Northern Trust Company, as Trustee of The
                                  Lucent Technologies, Inc. Master Pension Trust

ALLSTATE:
                $  7,000,000      Allstate Life Insurance Company
                $  5,000,000      Allstate Life Insurance Company

RELIASTAR:

                $  3,000,000      ReliaStar Life Insurance Company
                $  2,000,000      ReliaStar Life Insurance Company of New York
                $  2,000,000      Security Connecticut Life Insurance Company

CIGNA:

                $  5,200,000      Connecticut General Life Insurance Company
                $  3,800,000      Connecticut General Life Insurance Company
                $  3,000,000      Connecticut General Life Insurance Company
                $  2,000,000      Connecticut General Life Insurance Company
                $  1,000,000      Connecticut General Life Insurance Company

GE FINANCIAL
ASSURANCE       $  7,000,000      General Electric Capital Assurance Company
                $  3,000,000      First Colony Life Insurance Company
                $  2,000,000      Colonial Penn Insurance Company
                $  1,000,000      Union Fidelity Life Insurance Company

MASS MUTUAL     $  8,000,000      Massachusetts Mutual Life Insurance Company
                $  3,250,000      Massachusetts Mutual Life Insurance Company
                $  3,250,000      Massachusetts Mutual Life Insurance Company
                $    500,000      C.M. Life Insurance Company c/o
                                  Massachusetts Mutual Life Insurance Company

NATIONWIDE      $  7,000,000      Nationwide Life Insurance Company
                $  1,000,000      Nationwide Life and Annuity Insurance Company

OHIO NATIONAL   $  5,000,000      Ohio National Life Insurance Company

                                   SCHEDULE B

                                 DEFINED TERMS
                                 -------------

     As used herein, the following terms have the respective meanings set forth below or set forth in the Section hereof following such term:

     "ACCEPTABLE BANK" means any bank or trust company (i) which is organized under the laws of the United States of America or any state thereof, or Canada or any province thereof (ii) which has capital, surplus and undivided profits aggregating at least $100,000,000, and (iii) whose long-term unsecured debt obligations (or the long-term unsecured debt obligations of the bank holding company owning all of the capital stock of such bank or trust company) shall have been given a rating of "A" or better by S&P, "A2" or better by Moody's or an equivalent rating by any other credit rating agency of recognized national standing.

     "ACCEPTABLE BROKER-DEALER" means any Person other than a natural person (i) which is registered as a broker or dealer pursuant to the Exchange Act and (ii) whose long-term unsecured debt obligations shall have been given a rating of "A" or better by S&P, "A2" or better by Moody's or an equivalent rating by any other credit rating agency of recognized national standing.

     "AFFILIATE" means, at any time, and with respect to any Person, (a) any other Person that at such time directly or indirectly through one or more intermediaries Controls, or is Controlled by, or is under common Control with, such first Person, and (b) any Person beneficially owning or holding, directly or indirectly, 10% or more of any class of voting or equity interests of the Company or any Subsidiary or any corporation of which the Company and its Subsidiaries beneficially own or hold, in the aggregate, directly or indirectly, 10% or more of any class of voting or equity interests. As used in this definition, "Control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise. Unless the context otherwise clearly requires, any reference to an "Affiliate" is a reference to an Affiliate of the Company.

     "BANK DEBT" means the Indebtedness owing from the Company to the Banks pursuant to the Bank Loan Agreement.

     "BANKS" means each financial institution that is a signatory to the Bank Loan Agreement.

     "BANK LOAN AGREEMENT" means that certain Fourth Amended and Restated Loan Agreement among First Union National Bank, as Administrative Agent, Banc One Capital Markets, Inc., as Syndication Agent and the Company dated May 14, 1999, as the same shall be amended from time to time in accordance with the terms of the Intercreditor Agreement.

     "BUSINESS DAY" means any day other than a Saturday, a Sunday or a day on which commercial banks in Houston, Texas or New York City are required or authorized to be closed.

     "CAPITALIZED LEASE" means any lease of property which in accordance with GAAP should be capitalized on the lessee's balance sheet.

     "CAPITAL RENTALS" means as of the date of any determination the amount at which the aggregate rentals due and to become due under all Capitalized Leases under which the Company or any Subsidiary is a lessee would be reflected as a liability on a consolidated balance sheet of the Company and its Subsidiaries prepared in accordance with GAAP.

     "CHANGE OF CONTROL" means if any person (as such term is used in section 13(d) and section 14(d)(2) of the Exchange Act as in effect on the date of the Closing) or related persons constituting a group (as such term is used in Rule 13d-5 under the Exchange Act), become the "beneficial owners" (as such term is used in Rule 13d-3 under the Exchange Act as in effect on the date of the Closing), directly or indirectly, of more than 50% of the total voting power of all classes then outstanding of the Company's Voting Stock.

     "CLOSING" is defined in Section 3.

     "CODE" means the Internal Revenue Code of 1986, as amended from time to time, and the rules and regulations promulgated thereunder from time to time.

     "COLLATERAL AGENT" means First Union National Bank, a national banking association, or such successor Person designated by the Required Holders pursuant to the Intercreditor Agreement.

     "COMPANY" means US Oncology, Inc., a Delaware corporation.

     "COMPANY AFFILIATED PHYSICIAN GROUP" is defined in Section 5.4.

     "COMPANY AFFILIATED PROVIDER" is defined in Section 5.4.

     "CONFIDENTIAL INFORMATION" is defined in Section 21.

     "CONSOLIDATED FIXED CHARGES" means for the immediate past four fiscal quarters the sum of consolidated interest expense (which includes capitalized interest and the interest component of Capitalized Leases) plus actual rent payments under operating leases.

     "CONSOLIDATED INCOME AVAILABLE FOR FIXED CHARGES" means with respect to any period, Consolidated Net Income for such period plus (to the extent deducted in calculating Consolidated Net Income):

          (a) all provisions for income taxes;

          (b) Consolidated Fixed Charges for such period; and

          (c) for the quarters ending June 30, 1999 and September 30, 1999, non-recurring expenses relating to the merger of American Oncology Resources, Inc. and Physician Reliance Network, Inc. in an aggregate amount not to exceed $30,000,000.

     "CONSOLIDATED NET INCOME" means the net income (or loss) of the Company and its Subsidiaries for such period (taken as a cumulative whole), as determined in accordance with GAAP, excluding (to the extent added or deducted in calculating net income):

          (a) extraordinary gains and losses; and

          (b) any equity interest of the Company on the unremitted earnings of any corporation that is not a Subsidiary.

     "CONSOLIDATED NET WORTH" means the stockholders' equity of the Company determined in accordance with GAAP.

     "CONSOLIDATED OPERATING CASH FLOW" means Consolidated Net Income for the immediately preceding four fiscal quarters plus (to the extent deducted in calculating Consolidated Net Income):

          (a) provisions for federal, state and local income taxes;

          (b) interest expense;

          (c) nonrecurring items to the extent deducted in calculating Consolidated Net Income;

          (d) for the quarters ending June 30, 1999 and September 30, 1999, non-recurring expenses relating to the merger of American Oncology Resources, Inc. and Physician Reliance Network, Inc. in an aggregate amount not to exceed $30,000,000;

          (e) depreciation and amortization;

          all determined in accordance with GAAP.

     "CONSOLIDATED TOTAL ASSETS" means the total assets of the Company and its Subsidiaries, determined on a consolidated basis in accordance with GAAP.

     "CONSOLIDATED TOTAL DEBT" means without duplication, all Indebtedness of the Company and its Subsidiaries determined on a consolidated basis in accordance with GAAP.

     "CONTROL EVENT" means:

          (i) the execution by the Company or any of its Subsidiaries or Affiliates of any agreement or letter of intent with respect to any proposed transaction or event or series of transactions or events which, individually or in the aggregate, may reasonably be expected to result in a Change in Control,

          (ii) the execution of any written agreement which, when fully performed by the parties thereto, would result in a Change in Control, or

        (iii) the making of any written offer by any person (as such term is used in section 13(d) and section 14(d)(2) of the Exchange Act as in effect on the date of the Closing) or related persons constituting a group (as such term is sued in Rule 13d-5 under the Exchange Act as in effect on the date of the Closing) to the holders of the common stock of the Company, which offer, if accepted by the requisite number of holders, would result in a Change in Control.

     "DEFAULT" means an event or condition the occurrence or existence of which would, with the lapse of time or the giving of notice or both, become an Event of Default.

     "DEFAULT RATE" means that rate of interest that is the greater of (i) 2% per annum above the rate of interest stated in clause (a) of the first paragraph of the Notes or (ii) 2% over the rate of interest publicly announced by Chase Bank, N.A. in New York, New York as its "base" or "prime" rate.

     "DISTRIBUTION" means, in respect of any Person:

          (a) dividends or other distributions or payments on capital stock or other equity interest of such Person (except distributions in such stock or other equity interest); and

          (b) the redemption or acquisition of such stock or other equity interests or of warrants, rights or other options to purchase such stock or other equity interests (except when solely in exchange for such stock or other equity interests) unless made, contemporaneously, from the net proceeds of a sale of such stock or other equity interests.

     "ENVIRONMENTAL LAWS" means any and all federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including but not limited to those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.

     "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the rules and regulations promulgated thereunder from time to time in effect.

     "ERISA AFFILIATE" means any trade or business (whether or not incorporated) that is treated as a single employer together with the Company under section 414 of the Code.

     "EVENT OF DEFAULT" is defined in Section 11.

     "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended.

     "EXCLUDED SUBSIDIARIES" means Cancer Treatment Associates of Northeastern Missouri, Ltd., Southeast Texas Cancer Centers, L.P., Aurora Cancer Centers, LLC and any other Person that constitutes a Hospital Joint Venture.

     "FAIR MARKET VALUE" means, at any time and with respect to any property, the sale value of such property that would be realized in an arm's-length sale at such time between an informed and willing buyer and an informed and willing seller (neither being under a compulsion to buy or sell).

     "GAAP" means generally accepted accounting principles as in effect from time to time in the United States of America.

     "GOVERNMENTAL AUTHORITY" means

          (a)  the government of

                 (i) the United States of America or any state or other
            political subdivision thereof, or

                 (ii) any jurisdiction in which the Company or any Subsidiary conducts all or any part of its business, or which asserts jurisdiction over any properties of the Company or any Subsidiary, or

          (b) any entity exercising executive, legislative, judicial, regulatory or administrative functions of, or pertaining to, any such government.

     "GUARANTIES" by any Person shall mean all obligations (other than endorsements in the ordinary course of business of negotiable instruments for deposit or collection) of such Person guaranteeing or in effect guaranteeing any indebtedness, dividend or other obligation, of any other Person (the "primary obligor") in any manner, whether directly or indirectly, including, without limitation, all obligations incurred through an agreement, contingent or otherwise, by such Person:

          (a) to purchase such indebtedness or obligation or any property or assets constituting security therefor;

          (b) to advance or supply funds (x) for the purchase or payment of such Indebtedness or obligation, (y) to maintain working capital or other balance sheet condition or otherwise to advance or make available funds for the purchase or payment of such Indebtedness or obligation;

          (c) to lease property or to purchase property or services primarily for the purpose of assuring the owner of such indebtedness or obligations of the ability of the primary obligor to make payment of the indebtedness or obligation; or

          (d) otherwise to assure the owner of the indebtedness or obligation of the primary obligor against loss in respect thereof. For the purposes of all computations made under this Agreement, a Guaranty in respect of any indebtedness for borrowed money shall be deemed to be indebtedness equal to the principal amount of such indebtedness for borrowed money which has been guaranteed, and a Guaranty in respect of any other obligation or liability or any dividend shall be deemed to be indebtedness equal to the maximum aggregate amount of such obligation, liability or dividend.

     "GUARANTORS" shall mean each party to the Subsidiary Guarantee, their successors and assigns, each future direct or indirect Subsidiary of the Company and any other Person that guarantees the Notes and the obligations of the other Guarantors under the Subsidiary Guarantee.

     "HAZARDOUS MATERIAL" means any and all pollutants, toxic or hazardous wastes or any other substances that might pose a hazard to health or safety, the removal of which may be required or the generation, manufacture, refining, production, processing, treatment, storage, handling, transportation, transfer, use, disposal, release, discharge, spillage, seepage, or filtration of which is or shall be restricted, prohibited or penalized by any applicable law (including, without limitation, asbestos, urea formaldehyde foam insulation and polychlorinated biphenyls).

     "HOLDER" means, with respect to any Note, the Person in whose name such
Note is registered in the register maintained by the Company pursuant to Section 14.1.

     "HOSPITAL JOINT VENTURE" shall mean any Person that is a Subsidiary of the Company, but not a Wholly-Owned Subsidiary, without giving effect to Section
10.13 and which (a) is formed for the purpose of (i) providing medical equipment, office space or management services to a physician, physician group or other medical provider or (ii) providing medical services; (b) is owned by the Company or a Subsidiary of the Company and by a hospital, medical provider or other medical organization; and (c) the Company's interest in which is treated as an Investment under Section 10.10(l) hereof.

     "INDEBTEDNESS" with respect to any Person means, at any time, without duplication,

           (a) its liabilities for borrowed money and its redemption obligations in respect of mandatorily redeemable Preferred Stock;

           (b) liabilities for the deferred purchase price of property acquired by such Person (excluding accounts payable arising in the ordinary course of business, but including, without limitation, all liabilities created or arising under any conditional sale or other title retention agreement with respect to any such property);

           (c) all liabilities appearing on its balance sheet in accordance with GAAP in respect of Capital Rentals under any Capitalized Lease;

           (d) all liabilities for borrowed money secured by any Lien with respect to any property owned by such Person (whether or not it has assumed or become liable for such liabilities);

           (e) all liabilities in respect of letters of credit or instruments serving a similar function issued or accepted for its account by banks or other financial institutions (whether or not representing obligations for borrowed money);

           (f) all Guaranties by such Person with respect to liabilities of the type described in (a) through (e) herein.

     Indebtedness of any Person shall include all obligations of such Person of the character described in clauses (a) through (f) to the extent such Person remains legally liable in respect thereof notwithstanding that any such obligation is deemed to be extinguished under GAAP.

     "INSTITUTIONAL INVESTOR" means (a) any original purchaser of a Note, (b) any holder of a Note holding more than 5% of the aggregate principal amount of the Notes then outstanding, and (c) any bank, trust company, savings and loan association or other financial institution, any pension plan, any investment company, any insurance company, any broker or dealer, or any other similar financial institution or entity, regardless of legal form.

     "INTERCREDITOR AGREEMENT" means the Intercreditor Agreement in the form of
Exhibit V attached hereto.

     "INVESTMENTS" means any direct or indirect advance, loan, guarantee of Indebtedness or other extension of credit or capital contribution to, or any purchase or acquisition of capital stock, bonds, notes, debentures or other securities (including derivatives) or evidence of Indebtedness issued by any other person.

     "KNOWLEDGE" means to the knowledge of the Company after reasonable inquiry and investigation.

     "LIEN" means, with respect to any Person, any mortgage, lien, pledge, charge, security interest or other encumbrance, or any interest or title of any vendor lessor, lender or other secured party to or of such person under conditional sale or other title retention agreement or Capitalized Lease with respect to any property or asset of such person.

     "MAKE-WHOLE AMOUNT" is defined in Section 8.6.

     "MATERIAL" means material in relation to the business, operations, affairs, financial condition, assets, properties, or prospects of the Company and its Subsidiaries taken as a whole.

     "MATERIAL ADVERSE EFFECT" means a material adverse effect on (a) the business, operations, affairs, financial condition, assets or properties of the Company and its Subsidiaries taken as a whole, or (b) the ability of the Company and its Subsidiaries to perform their respective obligations under this Agreement, the Other Note Agreements, the Notes or the Security Documents, or
(c) the validity or enforceability of this Agreement, the Other Note Agreements, the Notes or the Security Documents.

     "MEMORANDUM" is defined in Section 5.3.

     "MOODY'S" means Moody's Investors Service, Inc.

     "MULTIEMPLOYER PLAN" means any Plan that is a "multiemployer plan" (as such term is defined in section 4001(a)(3) of ERISA).

     "NET CASH PROCEEDS OF CAPITAL STOCK" means, with respect to any period, cash proceeds (net of all costs and out-of-pocket expenses in connection therewith, including, without limitation, placement, underwriting and brokerage fees and expenses), received by the Company and its Subsidiaries during such period, from the sale of all capital stock (other than Redeemable capital stock) of the Company, including in such net proceeds:

           (a) the net amount paid upon issuance and exercise during such period of any right to acquire any capital stock, or paid during such period to convert a convertible debt Security to capital stock (but excluding any amount paid to the Company upon issuance of such convertible debt Security); and

           (b) any amount paid to the Company upon issuance of any convertible debt Security issued after November 1, 1999 and thereafter converted to capital stock during such period.

     "NOTES" is defined in Section 1.

     "OFFICER'S CERTIFICATE" means a certificate of a Senior Financial Officer or of any other officer of the Company whose responsibilities extend to the subject matter of such certificate.

     "OTHER NOTE AGREEMENTS" is defined in Section 2.

     "OTHER PURCHASERS"  is defined in Section 2.

     "PBGC" means the Pension Benefit Guaranty Corporation referred to and defined in ERISA or any successor thereto.

     "PERMITTED ASSET SECURITIZATION" means any transaction or series of related transactions (including extensions and increases in the amount of the financing) providing for the financing of receivables and/or other assets through one or more securitizations of the receivables and/or other assets of the Company and its Subsidiaries up to a maximum aggregate capital or other equivalent principal amount of $150,000,000; provided, in all cases, that such securitization is (i) priced at Fair Market Value and (ii) non-recourse to the Company and its Subsidiaries.

     "PERMITTED LIENS" means those Liens permitted pursuant to Section 10.5.

     "PERMITTED SUBORDINATED DEBT" means (i) any Indebtedness of the Company or any of its Subsidiaries incurred in respect of a transaction relating to the acquisition of assets from, or entering into a long term management agreement with, any physician or physician group, which Indebtedness is subordinated to the payment and performance of the Company's or such Subsidiary's obligations under the Notes, this Agreement, the Other Note Agreements and the Security Documents on terms substantially similar to those set forth on Schedule B-1 and
(ii) any other subordinated debt approved in writing by the Required Holders.

     "PERSON" an individual, partnership, corporation, limited liability company, association, trust, unincorporated organization, or a government or agency or political subdivision thereof.

     "PLAN" means an "employee benefit plan" (as defined in section 3(3) of ERISA) that is or, within the preceding five years, has been established or maintained, or to which contributions are or, within the preceding five years, have been made or required to be made, by the Company or any ERISA Affiliate or with respect to which the Company or any ERISA Affiliate may have any liability.

     "PREFERRED STOCK" means any class of capital stock of a corporation that is preferred over any other class of capital stock of such corporation as to the payment of dividends or the payment of any amount upon liquidation or dissolution of such corporation.

     "PRIORITY DEBT" means the sum, without duplication, of (i) Indebtedness of the Company secured by Liens not otherwise permitted by clauses (a) through (i) of Section 10.5; and (ii) Indebtedness of Subsidiaries not otherwise permitted by clauses (a) through (c) of Section 10.12 (but excluding the Indebtedness evidenced by the Subsidiary Guarantees).

     "PROPERTY" or "PROPERTIES" means, unless otherwise specifically limited, real or personal property of any kind, tangible or intangible, choate or inchoate.

     "QPAM EXEMPTION" means Prohibited Transaction Class Exemption 84-14 issued by the United States Department of Labor.

     "REDEEMABLE" means, with respect to the capital stock of any Person, each share of such Person's capital stock that is:

           (a) redeemable, payable or required to be purchased or otherwise retired or extinguished, or convertible into Indebtedness of such Person
      (i) at a fixed or determinable date, whether by operation of sinking fund or otherwise, (ii) at the option of any Person other than such Person, or
      (iii) upon the occurrence of a condition not solely within the control of such Person; or

           (b) convertible into other Redeemable capital stock.

     "REPURCHASE AGREEMENT" means any written agreement

           (a) that provides for (i) the transfer of one or more United States Governmental Securities in an aggregate principal amount at least equal to the amount of the Transfer Price (defined below) to the Company or any of its Subsidiaries from an Acceptable Bank or an Acceptable Broker-Dealer against a transfer of funds (the "Transfer Price") by the Company or such Subsidiary to such Acceptable Bank or Acceptable Broker-Dealer, and (ii) a simultaneous agreement by the Company or such Subsidiary, in connection with such transfer of funds, to transfer to such Acceptable Bank or Acceptable Broker-Dealer the same or substantially similar United States Governmental Securities for a price not less than the Transfer Price plus a reasonable return thereon at a date certain not later than 365 days after such transfer of funds;

           (b) in respect of which the Company or such Subsidiary shall have the right, whether by contract or pursuant to applicable law, to liquidate such agreement upon the occurrence of any default thereunder; and

           (c) in connection with which the Company or such Subsidiary, or an agent thereof, shall have taken all action required by applicable law or regulations to perfect a Lien in such United States Government Securities.

     "REQUIRED HOLDERS" means, at any time, the holders of at least 51% in principal amount of the Notes at the time outstanding (exclusive of Notes then owned by the Company or any of its Affiliates).

     "RESPONSIBLE OFFICER" means any Senior Financial Officer and any other officer of the Company with responsibility for the administration of the relevant portion of this agreement.

     "RESTRICTED PAYMENT" means

           (a) any Distribution in respect of the Company or any Subsidiary of the Company (other than on account of capital stock or other equity interests of a Subsidiary of the Company owned legally and beneficially by the Company or another Subsidiary of the Company), including, without limitation, any Distribution resulting in the acquisition by the Company of Securities which would constitute treasury stock; and

           (b) any payment, repayment, redemption, retirement, repurchase or other acquisition, direct or indirect, by the Company or any Subsidiary of, on account of, or in respect of, the principal of any Subordinated Debt (or any installment thereof) prior to the regularly scheduled maturity date thereof (as in effect on the date such Subordinated Debt was originally incurred).

     For purposes of this Agreement, the amount of any Restricted Payment made in property shall be the greater of (x) the Fair Market Value of such property (as determined in good faith by the board of directors (or equivalent governing body) of the Person making such Restricted Payment) and (y) the net book value thereof on the books of such Person, in each case determined as of the date on which such Restricted Payment is made; provided, however, that any payment in respect of originally scheduled installments of principal and/or interest on Permitted Subordinated Debt made at the time such payment is scheduled to be made shall not constitute a Restricted Payment.

     "S&P" means Standard & Poor's Ratings Group, a division of McGraw Hill,
Inc.

     "SECURITIES ACT" means the Securities Act of 1933, as amended from time to time.

     "SECURITY" has the meaning set forth in section 2(l) of the Securities Act.

     "SECURITY DOCUMENTS" means the Security Agreement in the form of Exhibit II attached hereto, the Guaranty Agreement in the form of Exhibit III attached hereto, the Guarantors' Security Agreement in the form of Exhibit IV attached hereto, UCC-1 financing statements to be filed with respect to the collateral identified in the Security Agreement and the Guarantors' Security Agreement, and each other Security Agreement, Guaranty Agreement, Guarantors'

Security Agreement or UCC-1 financing statement executed and delivered pursuant to Section 9.6.

     "SENIOR FINANCIAL OFFICER" means the chief financial officer, principal accounting officer, treasurer or comptroller of the Company.

     "SUBSIDIARY" means, as to any Person, any corporation, association or other business entity in which such Person or one or more of its Subsidiaries or such Person and one or more of its Subsidiaries owns sufficient equity or voting interests to enable it or them (as a group) ordinarily, in the absence of contingencies, to elect a majority of the directors (or Persons performing similar functions) of such entity, and any partnership or joint venture if more than a 50% interest in the profits or capital thereof is owned by such Person or one or more of its Subsidiaries or such Person and one or more of its Subsidiaries (unless such partnership can and does ordinarily take major business actions without the prior approval of such Person or one or more of its Subsidiaries). Unless the context otherwise clearly requires, any reference to a "Subsidiary" is a reference to a Subsidiary of the Company.

     "SUBSIDIARY GUARANTEE" means, the Subsidiary Guaranty Agreement executed by the Subsidiaries (other then the Excluded Subsidiaries) in favor of the Collateral Agent for the benefit of Purchaser and the Other Purchasers.

     "UNITED STATES GOVERNMENTAL SECURITY" means any direct obligation of, or obligation guaranteed by, the United States of America, or any agency controlled or supervised by or acting as an instrumentality of the United States of America pursuant to authority granted by the Congress of the United States of America, so long as such obligation or guarantee shall have the benefit of the full faith and credit of the United States of America which shall have been pledged pursuant to authority granted by the Congress of the United States of America.

     "VOTING STOCK" means capital stock of any class or classes of a corporation having power under ordinary circumstances to vote for the election of members by the board of directors of such corporation, or person performing similar functions (irrespective of whether or not at the time stock of any of the class or classes shall have or might have special voting power or rights by reason of the happening of any contingency).

     "WHOLLY-OWNED SUBSIDIARY" means, at any time, any Subsidiary one hundred percent (100%) of all of the equity interests (except directors' qualifying shares) and voting interests of which are owned by any one or more of the Company and the Company's other Wholly-Owned Subsidiaries at such time.